Ex (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Ordinary Shares
of
TARO PHARMACEUTICAL INDUSTRIES LTD.
at
$7.75 NET PER SHARE
by
ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LTD.
a subsidiary of
SUN PHARMACEUTICAL INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, JULY 28, 2008,
UNLESS THE OFFER IS EXTENDED

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS,

(I) TARO DEVELOPMENT CORPORATION (“TDC”), BARRIE LEVITT, M.D., DANIEL MOROS, M.D., JACOB LEVITT, M.D., AND TAL LEVITT HAVING, PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD (AS DEFINED HEREIN), EITHER (A) FULLY PERFORMED THEIR OBLIGATIONS UNDER AN EXISTING OPTION AGREEMENT (THE “OPTION AGREEMENT”), OR (B) TAKEN ALL ACTIONS NECESSARY TO PERFORM SUCH OBLIGATIONS CONTEMPORANEOUSLY WITH THE EXPIRATION OF THE OFFER (THE “GRANTOR CONDITION”);

(II) THERE NOT BEING ANY ORDER OF A COURT OF COMPETENT JURISDICTION PROHIBITING PURCHASER FROM CLOSING THE OFFER OR REQUIRING PURCHASER TO CONDUCT A “SPECIAL TENDER OFFER” UNDER THE ISRAELI COMPANIES LAW (THE “LITIGATION CONDITION”);

(III) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD (THE “HSR CONDITION”); AND

(IV) RECEIPT OF APPROVAL FROM THE ISRAEL LAND ADMINISTRATION (THE “ILA”) OF PURCHASER’S ACQUISITION OF CONTROL OF THE COMPANY PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD (THE “ILA CONDITION”).

THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY.

Purchaser reserves the right to amend the Offer at any time to comply with the “special tender offer” rules under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), or to take such other actions as necessary to ensure that the “special tender offer” rules are inapplicable. See the “Introduction”.

The Information Agent for the Offer is:

The Dealer Manager for the Offer is:

June 30, 2008

IMPORTANT

Any shareholder desiring to tender all or any portion of such shareholder’s Ordinary Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Ordinary Shares, and any other required documents, to the Depositary or tender such Ordinary Shares pursuant to the procedure for book-entry transfer set forth in Section 3 (including utilization of an Agent’s Message) or (ii) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. For the address and telephone number of Purchaser’s Depositary, see the back cover of this Offer to Purchase. Any shareholder whose Ordinary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Ordinary Shares.

A shareholder who desires to tender Ordinary Shares and whose certificates evidencing such Ordinary Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Ordinary Shares by following the procedure for guaranteed delivery set forth in Section 3.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

SUMMARY TERM SHEET

Alkaloida Chemical Company Exclusive Group Ltd. (“Purchaser”), a subsidiary of Sun Pharmaceutical Industries Ltd. (“Sun”), is offering to purchase all outstanding Ordinary Shares, nominal value NIS 0.0001 per share, of Taro Pharmaceutical Industries Ltd. (the “Company”) for $7.75 net per share in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (the “Offer”). Subject to the limited exceptions set out in this Offer, all Ordinary Shares accepted for payment in this Offer will be deposited in an irrevocable trust governed by Israeli law (the “Trust”).

This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or to the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

•	Purchaser is a Hungarian company and a subsidiary of Sun. Sun is an international, integrated, specialty pharmaceutical company incorporated in India. Sun manufactures and markets a large basket of bulk drugs (Active Pharmaceutical Ingredients) and pharmaceutical formulations as branded generics as well as generics in India, the U.S. and several other markets across the world. Sun is a leader in the niche therapy areas of psychiatry, neurology, cardiology, diabetology, gastroenterology and orthopedics. Sun’s equity securities are traded on the National Stock Exchange of India Ltd. and the Bombay Stock Exchange Ltd. in India. See Section 8.

•	Any Ordinary Shares tendered in this Offer will be paid for by Purchaser. Subject to the limited exceptions set out in this Offer, upon Purchaser’s acceptance of the Ordinary Shares for payment, the Depositary will immediately transfer such Ordinary Shares to the Trust. For a detailed explanation of the terms of the Trust, see “HOW DOES THE TRUST WORK?”, below, and the “Introduction”. For an example of when the Ordinary Shares accepted for payment in this Offer would not be transferred to the Trust, see “WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?”, below, and the “Introduction”.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•	Subject to the proration requirement which may be applicable to the Offer (as described in the following paragraph), we are seeking to purchase all of the issued and outstanding Ordinary Shares, nominal value NIS 0.0001 per share, of the Company. See the “Introduction” and Section 1.

•	The Israeli Companies Law provides that, if, following consummation of a tender offer, a purchaser and its affiliates would beneficially own more than 90% but not more than 95% of the total number of outstanding shares of any class or the total number of outstanding shares of the target company, the purchaser would only be permitted to purchase the number of shares, on a pro rata basis based on the total number of shares tendered in the offer, that would result in the purchaser and its affiliates beneficially owning a maximum of 90% of the total number of outstanding shares of such class or of the total number of outstanding shares (the “Proration Requirement”). We have been advised that this rule is not relevant to this Offer because we have created a Trust (as described below) to ensure that we and our affiliates will not acquire beneficial ownership of a number of Ordinary Shares that would require proration. For a more detailed description of this rule, and our proposal for complying with such requirements if applicable, see the “Introduction” and Section 15. For an explanation of the Trust, see “HOW DOES THE TRUST WORK?”

•	The Company has two classes of shares – (i) the Ordinary Shares which we are seeking to purchase in this Offer, together with a certain number of Ordinary Shares which we have exercised our option to purchase, and intend to purchase, directly or indirectly, from certain shareholders of the Company contemporaneously with the expiration of this Offer, pursuant to an existing Option Agreement (the “Option Agreement”),

i

dated May 18, 2007, among Purchaser, Dr. Barrie Levitt (Director and Chairman of the Board of Directors of the Company), Dr. Daniel Moros (Director and Vice-Chairman of the Board of Directors of the Company), Dr. Jacob Levitt, Ms. Tal Levitt and Taro Development Corporation (a private New York company controlled by Dr. Barrie Levitt, Dr. Daniel Moros and members of their respective families; the company is referred to as “TDC”), and (ii) the Founders’ Shares, which are owned by Morley and Company, Inc., a New York company controlled by Dr. Barrie Levitt (“Morley”). We have exercised our option to purchase, and intend to purchase Morley pursuant to the Option Agreement. Of the 2,600 Founders’ Shares held by Morley, 2,590 will be transferred to the Trust and 10 will be retained by us. The Founders’ Shares control one-third of the voting power of the Company, regardless of the number of Ordinary Shares issued and outstanding. See “HOW DOES THE TRUST WORK?” and the “Introduction” for an explanation of our intentions with regard to the Founders’ Shares and Ordinary Shares. For a description of our rights under the Option Agreement, see “WHAT RIGHTS DO YOU HAVE UNDER THE OPTION AGREEMENT?”, below.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•	We are offering to pay $7.75 per Ordinary Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. We are required by the Option Agreement to commence this Offer at $7.75 per Ordinary Share. See “WHY ARE YOU CONDUCTING THIS OFFER?”, below.

•	If you are the record owner of your Ordinary Shares and you tender your Ordinary Shares in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Ordinary Shares through a broker or other nominee, and your broker tenders your Ordinary Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” and Sections 1 and 5.

WHY ARE YOU CONDUCTING THIS OFFER?

•	We are conducting this Offer to comply with the terms of the Option Agreement and to acquire, pursuant to the Option Agreement, (i) the Founders’ Shares, (ii) certain Ordinary Shares owned by Dr. Barrie Levitt, Dr. Daniel Moros, Ms. Tal Levitt, and TDC, and (iii) TDC. See “WHAT RIGHTS DO YOU HAVE UNDER THE OPTION AGREEMENT?” for an explanation of the Option Agreement.

•	Our efforts to consummate a previously-agreed merger transaction with the Company were rebuffed by the Company and have been unsuccessful. On May 28, 2008, the Company purported to terminate the existing Agreement of Merger dated as of May 18, 2007, among Purchaser, the Company and Aditya Acquisition Company Ltd., an Israeli subsidiary of Purchaser (“Aditya”; the agreement is referred to as the “Existing Merger Agreement”), a step which we believe the Company had no right to take, and which we have challenged in the Supreme Court of the State of New York (the “Fraud Litigation”).

•	Pursuant to the Existing Merger Agreement, Aditya was to merge with and into the Company, with the Company becoming our wholly-owned subsidiary. The consideration payable to the Company’s shareholders pursuant to the Existing Merger Agreement was $7.75 per Ordinary Share.

•	In the Fraud Litigation, we, Sun and Aditya have alleged that the Company and its directors defrauded us by inducing us to invest nearly $100 million in the Company, including nearly $60 million provided to assist the Company during its worst financial difficulties, in the good faith belief that this expenditure would preserve our interests in the Company. After a year of procrastinating, and having had the benefit of our cash infusions, the Company purported to terminate the Existing Merger Agreement and filed Initiating Motion 505/08 with the Tel-Aviv District Court on May 28, 2008 (the “STO Litigation”) in an attempt to block consummation of the Option Agreement. The Fraud Litigation is currently pending, and we and our affiliates intend to vigorously contest the STO Litigation, which we believe is without merit.

•	As a result of the Company’s purported termination of the Existing Merger Agreement, we have exercised the Options, without prejudice to our right to challenge the validity of the Company’s purported termination of the Existing Merger Agreement. The Option Agreement requires us to launch this Offer in conjunction with the exercise of the Options. See Section 10.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	We are not obligated to accept for payment any Ordinary Shares unless, prior to the expiration of the Initial Offering Period, TDC, Dr. Barrie Levitt, Dr. Jacob Levitt, Dr. Daniel Moros and Ms. Tal Levitt have either (i) fully performed their obligations under the Option Agreement, or (b) taken all actions necessary to perform such obligations contemporaneously with the expiration of this Offer. This condition is referred to as the “Grantor Condition”. See Section 14.

•	We are not obligated to accept for payment any Ordinary Shares if there is an order of a court of competent jurisdiction prohibiting us from closing this Offer or requiring us to conduct a “special tender offer” under the Israeli Companies Law. We have obtained an expert opinion from a respected professor of Israeli corporate law that a “special tender offer” is not required by the Israeli Companies Law in the present case and intend to vigorously contest the STO Litigation. See “HOW DOES THE STO LITIGATION AFFECT THIS OFFER?”, below, and Section 15.

•	We are not obligated to accept for payment any Ordinary Shares unless, prior to the expiration of the Initial Offering Period, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated. See Section 14.

•	We are not obligated to accept for payment any Ordinary Shares unless, prior to the expiration of the Initial Offering Period, we have received approval from the Israel Land Administration of Purchaser’s acquisition of control of the Company. These and other conditions to our obligations to purchase Ordinary Shares tendered in the Offer are described in greater detail in Sections 1 and 14.

WHAT WILL HAPPEN IF THE CONDITIONS TO THE OFFER ARE NOT SATISFIED?

•	If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Ordinary Shares tendered in the Offer, or, subject to applicable law, we may waive such condition. See Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•	Yes. Sun and its affiliates will provide us with the funds necessary to pay for the Ordinary Shares in the Offer. The Offer is not conditioned upon any financing arrangements. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO ACCEPT THE OFFER AND TENDER MY SHARES?

•	No. Sun and its affiliates have unconditionally undertaken to provide us and will provide us with the funds necessary to purchase the Ordinary Shares in the Offer from cash on hand or cash equivalents.

HOW LONG DO I HAVE TO DECIDE WHETHER TO ACCEPT THE OFFER AND TENDER MY SHARES?

•	You will have until 12:00 midnight, New York City time, on Monday, July 28, 2008 (as may be extended by us as described below), to decide whether to tender your Ordinary Shares in the Offer. We refer to the period from the commencement of the Offer until Monday, July 28, 2008 (as may be extended by us) as the “Initial Offering Period”. If you cannot deliver everything that is required in order to make a valid tender by the expiry of the Initial Offering Period, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Sections 1 and 3.

We will publicly announce in accordance with applicable law by 9:00 a.m. New York City time, on the business day following the expiry of the Initial Offering Period, whether or not the conditions to the Offer have been satisfied, or, subject to applicable law, waived by us.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	We may, without the consent of the Company, but subject to applicable law, extend the period of time during which the Initial Offering Period remains open. We may extend the Offer if the conditions to the Offer have not been satisfied or, to the extent permitted by applicable law, waived by us. In addition, we may extend the Offer for a subsequent offering period of not less than three business days nor more than 20 business days. You will not have withdrawal rights during any subsequent offering period. See Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If we decide to extend the Offer, or if we decide to provide for a subsequent offering period, we will inform Computershare, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the Initial Offering Period was previously scheduled to expire. See Section 1.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

To accept this Offer and tender your Ordinary Shares in the Offer, you must:

•	complete and sign the accompanying Letter of Transmittal (or a facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary as set forth in Section 3; or

•	tender your Ordinary Shares pursuant to the procedure for book-entry transfer (including utilization of an Agent’s Message) set forth in Section 3.

If your share certificates are not immediately available or if you cannot deliver your share certificates or other required documents to the Depositary prior to the expiration of the Offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Ordinary Shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	You may withdraw previously tendered Ordinary Shares at any time prior to the expiration of the Initial Offering Period, and, unless we have accepted and paid for the Ordinary Shares pursuant to the Offer, you may also withdraw any tendered Ordinary Shares at any time after August 29, 2008. Shares tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	To withdraw previously tendered Ordinary Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Ordinary Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Ordinary Shares. See Section 4.

WHAT RIGHTS DO YOU HAVE UNDER THE OPTION AGREEMENT?

•	Under the Option Agreement, each of TDC, Dr. Barrie Levitt, Dr. Daniel Moros and Ms. Tal Levitt granted Sun options (the “Options”), exercisable within 30 days after termination of the Existing Merger Agreement, to acquire (i) TDC, pursuant to a merger of a subsidiary of Sun with and into TDC, for consideration of approximately $18.1 million, (ii) 2,405,925 Ordinary Shares owned by Dr. Barrie Levitt, Dr. Daniel Moros and Ms. Tal Levitt for $7.75 per Ordinary Share, and (iii) all Class B Common Stock of Morley held by Dr. Barrie Levitt for no consideration. All Founders’ Shares are owned indirectly by TDC and Dr. Barrie Levitt through Morley. See Section 10.

•	Pursuant to an Assignment and Assumption Agreement dated June 24, 2008, Sun assigned its rights and obligations under the Option Agreement to us. We exercised the Options by delivering a Notice of Exercise, dated June 25, 2008, to TDC, Dr. Barrie Levitt, Dr. Daniel Moros, Ms. Tal Levitt and Dr. Jacob Levitt, who is

a shareholder of TDC. Pursuant to the Option Agreement, we are required, promptly after exercising the Options, to commence a tender offer to purchase any Ordinary Shares, other than the Ordinary Shares acquired pursuant to the Options. By commencing this Offer, we have complied with our obligation in the Option Agreement to commence such tender offer.

HOW DOES THE STO LITIGATION AFFECT THIS OFFER?

•	We have obtained an expert opinion from a respected professor of Israeli corporate law that the “special tender offer” rules are not applicable in this case. However, if the Tel-Aviv District Court hearing the STO Litigation or any other court of competent jurisdiction (including an appellate court) were to find that such rules are applicable to this Offer or issue an injunction prohibiting us from proceeding with this Offer on its terms, the conditions to this Offer would not be satisfied. See Section 14.

•	In that event, we would be required to amend this Offer to comply with the “special tender offer” rules, including providing for (i) the obligation to obtain (a) the approval of a majority of the votes of offerees who expressed a position in this Offer, calculated in accordance with Israeli law (under Israeli law, shareholders may accept a special tender offer by tendering their shares, not respond to the offer, or object to the offer being completed by submitting notices of objection) and (b) a number of Ordinary Shares tendered which represents no less than 5% of the voting power of the Company; and (ii) a four calendar-day subsequent offering period without withdrawal rights for Ordinary Shares tendered during the Initial Offering Period to allow all other shareholders who have not tendered their Ordinary Shares an opportunity to tender in accordance with the Israeli Companies Law.

•	In order to exercise the Options while the STO Litigation remains pending, we and our affiliates have created the Trust, as explained in “HOW DOES THE TRUST WORK?”, below, and the “Introduction”.

•	We reserve the right to amend this Offer at any time to comply with the “special tender offer” rules under the Israeli Companies Law, or to take such other actions as necessary to ensure that the “special tender offer” rules are inapplicable. For example, as explained above, we may amend this Offer to comply with such rules if a court of competent jurisdiction (including an appellate court) were to find that such rules are applicable to this Offer.

HOW DOES THE TRUST WORK?

•	We believe that the “special tender offer” rules are not applicable to this Offer or the Option Agreement. The Company and certain of its directors have, however, taken a contrary position in the STO Litigation. Although we and our affiliates intend to vigorously contest their position, we have established the Trust to allow us to consummate this Offer before resolution of that issue by the courts.

•	The Trust is an irrevocable trust governed by Israeli law and administered by Ubank Trust Company Ltd., the trustee of the Trust (the “Trustee”). For a detailed explanation of the terms of the Trust, see the “Introduction”.

•	Subject to the limited exceptions set out in this Offer, all Ordinary Shares accepted for payment by us in this Offer will immediately be transferred by the Depositary to the Trustee. 2,590 out of the 2,600 Founders’ Shares subject to the Option Agreement will also be delivered to the Trust simultaneously with expiration of this Offer and consummation of the Option Agreement. The remaining 10 Founders’ Shares will be retained by us and not be placed in the Trust. Immediately prior to expiration of this Offer, based on (i) the number of Ordinary Shares tendered in this Offer as of such date, (ii) the assumption that all conditions to this Offer have been satisfied or waived, and (iii) the fact that all Ordinary Shares accepted for payment in this Offer will be transferred to the Trust, we will also transfer such number of Ordinary Shares held by us to the Trust as necessary to ensure that, upon the contemporaneous expiration of this Offer and consummation of the Option Agreement, we and our affiliates will own Ordinary Shares and Founders’ Shares representing in the aggregate no more than 44.9% of the effective voting rights of the Company after disregarding shares held in the Trust (the “Effective Voting Rights”; and such transfer, the “Purchaser Transfer”).

v

•	The Israeli Companies Law specifies that a “special tender offer” is required if (i) the purchase would result in the purchaser owning more than 45% of the voting power of the company, and (ii) at the time of such purchase, no other person owns more than 45% of the voting power of the company.

•	We and our affiliates will not have any investment power, voting power or other control over the Founders’ Shares and Ordinary Shares held by the Trust. The Trust is designed to ensure that we do not control shares representing more than 44.9% of the Effective Voting Rights of the Company.

•	The Trustee has been given irrevocable instructions to release the shares in the Trust to us only upon receipt of notice from Purchaser that (i) a court of competent jurisdiction has determined, in a final, non-appealable decision, that it is lawful for us to have such control, (ii) the STO Litigation has been settled, withdrawn, discontinued or dismissed, in a final non-appealable decision, or (iii) we elect to conduct, and successfully complete, a “special tender offer” for the Ordinary Shares. Notwithstanding the above, if the STO Litigation has been dismissed at the request of the defendants (not in the context of a settlement or joint request with the plaintiffs) without a ruling on the merits of the matter, and the substantial question of whether a “special tender offer” is required under the circumstances is, at such time, pending but not yet decided in the Fraud Litigation, the shares shall remain in Trust until the earlier of (a) a court of competent jurisdiction having determined, in a final, non-appealable decision, that it is lawful for us to have such control, or (b) the Fraud Litigation having been settled, withdrawn, discontinued or dismissed. In addition, if at any time or from time to time the shares held by us and our affiliates constitute less than 44.9% of the Effective Voting Rights of the Company, we may instruct the Trustee to transfer to us such number of shares so that our holdings will not exceed 44.9% of the Effective Voting Rights of the Company. If the above conditions for release are not met, the Trustee will, in certain circumstances, release additional shares to us and dispose of the shares in its possession such that our holdings will not exceed 44.9% of the Effective Voting Rights of the Company.

•	In the event that the Trustee is required to sell shares held in the Trust, we have irrevocably instructed the Trustee to transfer to us any proceeds from such sale of up to the price per Ordinary Share provided in this Offer. Any proceeds in excess thereof, after taking into consideration any costs and expenses of the Trustee (including any taxes payable by the Trustee), shall be donated to a charity designated by the Trustee.

•	With the Trust in place, upon consummation of the transactions contemplated by this Offer and the Option Agreement, and assuming that (i) 2,590 of the Founders’ Shares subject to the Option Agreement and (ii) the Ordinary Shares comprising the Purchaser Transfer have been transferred to the Trust, we would own and control no more than 16,572,960 Ordinary Shares and 10 Founders’ Shares, representing 42.01% of the economic ownership and 44.9% of the Effective Voting Rights of the Company. The Trust would hold and control, subject to the Irrevocable Trust Agreement dated as of June 29, 2008 (the “Trust Deed”), 2,590 Founders’ Shares, representing approximately 33.2% of the voting power of the Company, the Ordinary Shares comprising the Purchaser Transfer, and the Ordinary Shares tendered in this Offer.

•	We may not, except pursuant to an order of a court in New York or Israel, amend the terms of the Trust or the irrevocable instructions provided to the Trustee.

•	The Trustee has been given irrevocable instructions to attend (in person or by proxy) all shareholder meetings for the sole purpose of meeting quorum requirements but will otherwise abstain from voting on all matters or resolutions put forth to the shareholders of the Company.

•	Our creation of the Trust and our irrevocable instruction to the Depositary to transfer to the Trustee all Ordinary Shares tendered and paid for pursuant to the Offer for placement in the Trust (except in the limited circumstances described herein) do not relieve us of our obligations under the Offer and will in no way prejudice your right to receive payment for Ordinary Shares validly tendered and accepted for payment pursuant to the Offer.

WHAT DOES THE BOARD OF DIRECTORS OF THE COMPANY THINK OF THE OFFER?

•	As required by U.S. securities regulations, we have on the date of this Offer delivered a copy of the Schedule TO, together with the exhibits thereto, to the Company at its principal executive office. As of the date of this Offer, the Company’s Board of Directors has not approved this Offer. Within 10 business days after the date of this Offer to Purchase, the Company is required by law to publish, send or give to you (and file with the U.S. Securities and Exchange Commission (the “Commission”)) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer. See the “Introduction.”

WHAT PERCENTAGE OF THE SHARES DO YOU AND YOUR AFFILIATES CURRENTLY OWN?

•	We and our affiliates currently beneficially own 14,356,427 Ordinary Shares of the Company, representing approximately 36.39% of the economic ownership and 24.26% of the voting rights in the Company (based on 39,453,118 Ordinary Shares and 2,600 Founders’ Shares issued and outstanding as of June 27, 2008). See Section 8.

•	Subject to the limited exceptions set out in this Offer, any Ordinary Shares accepted for payment will be transferred to the Trust, and will not increase our beneficial ownership or voting power in the Company beyond 44.9% of the Effective Voting Rights of the Company. With the Trust in place, upon consummation of the transactions contemplated by this Offer and the Option Agreement, and assuming that (i) 2,590 of the Founders’ Shares subject to the Option Agreement and (ii) the Ordinary Shares comprising the Purchaser Transfer have been transferred to the Trust, we would own and control no more than 16,572,960 Ordinary Shares and 10 Founders’ Shares, representing 42.01% of the economic ownership and 44.9% of the Effective Voting Rights of the Company. The Trust would hold and control, subject to the Trust Deed, 2,590 Founders’ Shares, representing approximately 33.2% of the voting power of the Company, the Ordinary Shares comprising the Purchaser Transfer, and the Ordinary Shares tendered in this Offer.

IF I DECIDE NOT TO TENDER MY SHARES, HOW WILL THE OFFER AFFECT MY SHARES?

•	If you decide not to tender your Ordinary Shares, immediately upon expiration of this Offer and consummation of the Option Agreement, we will own at least 42.01% of the economic interests and 44.9% of the Effective Voting Rights of the Company. If you decide not to tender your Ordinary Shares, your Ordinary Shares will remain outstanding and you will be entitled to all the rights and benefits of a shareholder of an Israeli company. By reason of our shareholdings, we believe that we will be able to control the outcome of most actions that require approval by a majority of the shareholders.

•	See also Sections 11 and 15.

WHAT ARE YOUR PLANS FOR THE COMPANY?

•	Following expiration of the Offer and consummation of the Option Agreement, we will own at least 42.01% of the economic interests and 44.9% of the Effective Voting Rights of the Company. We intend to conduct a detailed review of the Company’s business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, initially following the consummation of the Offer, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted, but we reserve the right to make any changes that we deem necessary, appropriate or convenient to optimize exploitation of the Company’s potential, including, among other things, changes in the Company’s business, corporate structure, assets, properties, marketing strategies, capitalization, personnel or dividend policy and changes to the Company’s Articles of Association. In order to effectuate such changes, we may also seek a change in the Company’s management or Board of Directors. See Section 11.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

•	Except as specifically set forth herein, if the STO Litigation is withdrawn by the Company and the other applicants, is dismissed or is otherwise finally resolved in our favor, the Founders’ Shares and Ordinary Shares held in the Trust would be delivered to us. In that event, depending on the number of Ordinary Shares tendered in this Offer, there may be so few remaining shareholders and publicly held Ordinary Shares that (i) market makers who quote the Ordinary Shares on the Pink Sheets may stop quoting them, in which case the liquidity of your Ordinary Shares will be adversely affected, and (ii) the Company may cease making filings with the Commission or otherwise cease being required to comply with Commission rules relating to publicly held companies.

•	The Israeli Companies Law provides that if the number of Ordinary Shares validly tendered in the Offer and not properly withdrawn would, when added to the Ordinary Shares already owned by Purchaser and its affiliates, result in Purchaser and its affiliates beneficially owning more than 95% of the total number of outstanding Ordinary Shares, neither the “special tender offer” rules nor the Proration Requirement (as described above) would apply, and the remaining Ordinary Shares would be deemed sold to Purchaser at $7.75 per Ordinary Share, in cash. As such, if, following expiration of the Offer and consummation of the Option Agreement, Purchaser and its affiliates would beneficially own more than 95% of the total number of Ordinary Shares, then no Ordinary Shares or Founders’ Shares will be deposited in the Trust. Rather, all such shares will be transferred to us, and, pursuant to the provisions of the Israeli Companies Law, the remaining Ordinary Shares would be deemed sold to us at the price paid in this Offer, in cash. Upon the occurrence of such an event, we would hold 100% of the Ordinary Shares of the Company, and the Company would no longer be a public company. See Section 15.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On June 27, 2008, the last full trading day prior to the commencement of the Offer, the closing price per Ordinary Share reported on the Pink Sheets was $9.50. See Section 6.

WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?

•	The receipt of cash for Ordinary Shares accepted for payment by us from tendering shareholders who are “U.S. persons” for U.S. federal income tax purposes will be treated as a taxable transaction for U.S. federal income tax purposes.

•	The receipt of cash for Ordinary Shares accepted for payment by us from tendering shareholders will generally be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

•	The receipt of cash for Ordinary Shares accepted for payment by us from tendering shareholders is generally subject to the withholding of Israeli tax at the source, at a rate of 20% in the case of individuals or 25% in the case of corporations of the shareholder’s gain on such sale. We have obtained an approval from the Israeli Tax Authority (the “ITA”) with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of Ordinary Shares in the Offer. The approval provides that (1) tendering shareholders who acquired their Ordinary Shares after Taro’s initial public offering in 1961 and who certify that they are NOT “residents of Israel” for purposes of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”) (and, in the case of a corporation, that no Israeli residents (x) hold 25% or more of the means to control such corporation or (y) are the beneficiaries of, or entitled to, 25% or more of the revenues or profits of such corporation, whether directly or indirectly), will not be subject to Israeli withholding tax, and (2) payments to be made to tendering shareholders who acquired their Ordinary Shares after the Company’s initial public offering in 1961 and who hold their Ordinary Shares through an Israeli broker or Israeli financial institution will be made by Purchaser without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law. The approval does not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax as required by Israeli law at the applicable rate (20% in the case of individuals and 25% in the case of corporations) of the gross proceeds payable to them pursuant to the Offer. Notwithstanding the foregoing, should any tendering shareholder present us with a valid approval from the ITA applying withholding tax at a lesser rate than those described above or otherwise granting a specific exemption from Israeli withholding tax, we will act in accordance with such approval.

•	You are urged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 (toll-free from the U.S. and Canada) or (212) 929-5500 (collect) or Greenhill & Co., LLC, the Dealer Manager, at (888) 504-7336. See the back cover of this Offer to Purchase.

To the Holders of Ordinary Shares of the Company:

INTRODUCTION

We, Alkaloida Chemical Company Exclusive Group Ltd., a company organized under the laws of Hungary (“Purchaser”), are offering to purchase all issued and outstanding Ordinary Shares, nominal value NIS 0.0001 per share (the “Ordinary Shares”), of Taro Pharmaceutical Industries Ltd. (the “Company”) at the price of $7.75 per Share, net to you (subject to withholding taxes, as applicable), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the “Offer”). Subject to the limited exceptions set out herein, all Ordinary Shares accepted for payment in this Offer will immediately be transferred by the Depositary (as defined herein) to an irrevocable trust governed by Israeli law (the “Trust”). See Section 8 for additional information concerning Purchaser and Sun Pharmaceutical Industries, Ltd. (“Sun”).

We are required by the terms of an Option Agreement (the “Option Agreement”), dated May 18, 2007, among Purchaser, Barrie Levitt, M.D. (Director and Chairman of the Board of Directors of the Company) (“Dr. Levitt”), Daniel Moros, M.D. (Director and Vice-Chairman of the Board of Directors of the Company) (“Dr. Moros”), Jacob Levitt, M.D. (“Dr. Jacob Levitt”), Tal Levitt (“Ms. Levitt”) and Taro Development Corporation (“TDC”), pursuant to which Sun was granted certain rights and undertook certain obligations, which were assigned to Purchaser pursuant to an Assignment and Assumption Agreement between Sun and Purchaser, dated June 24, 2008, to commence the Offer at $7.75 per Ordinary Share in connection with the exercise of the Options (as defined below).

Tendering shareholders who are record owners of their Ordinary Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Ordinary Shares by Purchaser pursuant to the Offer. If you own your Ordinary Shares through a broker or other nominee, and your broker tenders your Ordinary Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering U.S. shareholder or other U.S. payee that fails to complete and sign the Substitute Form W-9 which is included in the Letter of Transmittal, or in the case of non-U.S. shareholders or other non-U.S. payees the applicable Form W-8, may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 3 herein and Instruction 9 and “Important Tax Information” in the Letter of Transmittal. Purchaser or Sun will pay all charges and expenses of Greenhill & Co., LLC, which is acting as Dealer Manager for the Offer (the “Dealer Manager”), Computershare (the “Depositary”) and MacKenzie Partners, Inc. (the “Information Agent”) incurred in connection with the Offer. See Section 16.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS,

(I) TDC, DR. LEVITT, DR. MOROS, DR. JACOB LEVITT, AND MS. LEVITT HAVING, PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD, EITHER (A) FULLY PERFORMED THEIR OBLIGATIONS UNDER AN EXISTING OPTION AGREEMENT, OR (B) TAKEN ALL ACTIONS NECESSARY TO PERFORM SUCH OBLIGATIONS CONTEMPORANEOUSLY WITH THE EXPIRATION OF THE OFFER (THE “GRANTOR CONDITION”);

(II) THERE NOT BEING ANY ORDER OF A COURT OF COMPETENT JURISDICTION PROHIBITING PURCHASER FROM CLOSING THE OFFER OR REQUIRING PURCHASER TO CONDUCT A “SPECIAL TENDER OFFER” UNDER THE ISRAELI COMPANIES LAW (THE “LITIGATION CONDITION”);

(III) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD (THE “HSR CONDITION”); AND

(IV) RECEIPT OF APPROVAL FROM THE ISRAEL LAND ADMINISTRATION (THE “ILA”) OF PURCHASER’S ACQUISITION OF CONTROL OF THE COMPANY PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD (THE “ILA CONDITION”).

THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY.

Purpose of the Offer.  The purpose of the Offer is to comply with the terms of the Option Agreement and to acquire, pursuant to the Option Agreement, the Founders’ Shares of the Company (the “Founders’ Shares”), certain Ordinary Shares, and TDC. Purchaser’s efforts to consummate a previously-agreed merger transaction with the Company were rebuffed by the Company and have been unsuccessful. On May 28, 2008, the Company purported to terminate the Merger Agreement, dated May 18, 2007, among Purchaser, Aditya Acquisition Company Ltd., an Israeli company and a direct wholly-owned subsidiary of Purchaser (“Aditya”) and the Company (the “Existing Merger Agreement”) and commenced Initiating Motion 505/08 against Purchaser and its affiliates in the Tel-Aviv District Court on May 28, 2008 (the “STO Litigation”) in an attempt to block consummation of the Option Agreement. Purchaser believes that the STO Litigation was commenced as part of a concerted effort by the Company and its founding shareholders to prevent the enforcement of Purchaser’s rights under the Option Agreement. Purchaser, Sun and Aditya, have challenged such purported termination of the Merger Agreement in the Supreme Court of the State of New York, in which lawsuit Purchaser and its affiliates allege that the Company and its directors defrauded them by inducing them to invest nearly $100 million in the Company without ever having had the intention of consummating the Existing Merger Agreement (the “Fraud Litigation”). See Section 15.

As a result of the Company’s purported termination of the Existing Merger Agreement, Purchaser exercised its rights (the “Options”) under the Option Agreement to acquire (i) TDC, pursuant to a merger of a subsidiary of Sun with and into TDC, for consideration of approximately $18.1 million, (ii) 2,405,925 Ordinary Shares owned by Dr. Levitt, Dr. Moros and Ms. Levitt for $7.75 per Ordinary Share, and (iii) all Class B Common Stock of Morley and Company, Inc., a New York company controlled by Dr. Levitt (“Morley”), from Dr. Levitt for no consideration. All Founders’ Shares are owned indirectly by TDC and Dr. Levitt through Morley. The Option Agreement requires Sun or its assignee to launch this Offer in conjunction with the exercise of the Options. The transactions contemplated by the Option Agreement are to be consummated contemporaneously with the expiration of the Offer. Purchaser exercised the Options by delivering a Notice of Exercise, dated June 25, 2008, to TDC, Dr. Levitt, Dr. Moros, Ms. Levitt and Dr. Jacob Levitt, who is a shareholder of TDC (the “Notice of Exercise”). See Section 10.

The Trust.  Purchaser created the Trust in order to exercise the Options while the STO Litigation remains pending. The Trust is administered by Ubank Trust Company Ltd. as trustee (the “Trustee”).

The Israeli Companies Law specifies that a “special tender offer” is required if (i) the purchase would result in the purchaser owning more than 45% of the voting power of the company, and (ii) at the time of such purchase, no other person owns more than 45% of the voting power of the company.

As mentioned above, Purchaser and its affiliates have obtained an expert opinion of a well-respected professor of Israeli corporate law that the “special tender offer” rules are not applicable to the Offer or the Option Agreement. The Company and certain of its directors have, however, taken a contrary position in the STO Litigation. Although Purchaser and its affiliates intend to vigorously contest their position, Purchaser has established the Trust to allow Purchaser to consummate the Offer and the transactions contemplated by the Option Agreement before resolution of this issue by the courts. The Trust ensures that Purchaser and its affiliates do not control shares representing more than 44.9% of the effective voting rights of the Company after disregarding shares held in the Trust (the “Effective Voting Rights”).

With the limited exceptions set out herein (for example, if, following expiration of the Offer and consummation of the Option Agreement, Purchaser and its affiliates would beneficially own more than 95% of the total number of Ordinary Shares), all Ordinary Shares accepted for payment in the Offer will immediately be transferred by the Depositary to the Trustee. 2,590 of the 2,600 Founders’ Shares subject to the Option Agreement will also be delivered to the Trust simultaneously with the contemporaneous expiration of the Offer and consummation of the

Option Agreement. Immediately prior to the expiration of the Offer and consummation of the Option Agreement, based on (i) the number of Ordinary Shares tendered in the Offer as of such date, (ii) the assumption that all conditions to the Offer have been satisfied or waived, and (iii) the fact that all Ordinary Shares accepted for payment in the Offer will be transferred to the Trust, Purchaser will also transfer such number of Ordinary Shares held by Purchaser to the Trust as necessary to ensure that, upon the expiration of the Offer and consummation of the Option Agreement, Purchaser and its affiliates will own Ordinary Shares and Founders’ Shares representing in the aggregate no more than 44.9% of the Effective Voting Rights of the Company (the “Purchaser Transfer”).

Purchaser and its affiliates will not have any investment power, voting power or other control over the Founders’ Shares and Ordinary Shares held by the Trust. The Trustee has been given irrevocable instructions to release the shares in the Trust to Purchaser only upon receipt of notice from Purchaser that (i) a court of competent jurisdiction has determined, in a final, non-appealable decision, that it is lawful for Purchaser to have such control, (ii) the STO Litigation has been settled, withdrawn, discontinued or dismissed in a final non-appealable decision, or (iii) Purchaser elects to conduct, and successfully completes, a “special tender offer” for the Ordinary Shares. Notwithstanding the above, if the STO Litigation has been dismissed at the request of the defendants (not in the context of a settlement or joint request with the plaintiffs) without a ruling on the merits of the matter, and the substantial question of whether a “special tender offer” is required under the circumstances is, at such time, pending but not yet decided in the Fraud Litigation, the shares shall remain in Trust until the earlier of (a) a court of competent jurisdiction having determined, in a final, non-appealable decision, that it is lawful for us to have such control, or (b) the Fraud Litigation having been settled, withdrawn, discontinued or dismissed. In addition, if at any time or from time to time the shares held by Purchaser and its affiliates constitute less than 44.9% of the Effective Voting Rights of the Company, Purchaser may instruct the Trustee to transfer to Purchaser such number of shares so that Purchaser’s holdings will not exceed 44.9% of the Effective Voting Rights of the Company. If the above conditions for release are not met, the Trustee will, in certain circumstances, release additional shares to Purchaser and dispose of the shares in its possession such that Purchaser and its affiliates will not own shares representing more than 44.9% of the Effective Voting Rights of the Company. The Trustee has also been given irrevocable instructions to attend (in person or by proxy) all shareholder meetings for the sole purpose of meeting quorum requirements but will otherwise abstain from voting on all matters or resolutions put forth to the shareholders of the Company.

In the event that the Trustee is required to sell shares held in the Trust, Purchaser has irrevocably instructed the Trustee to transfer to Purchaser any proceeds from such sale of up to the price per Ordinary Share provided in the Offer. Any proceeds in excess thereof, after taking into consideration any costs and expenses of the Trustee (including any taxes payable by the Trustee), shall be donated to a charity designated by the Trustee.

Purchaser may not, except pursuant to an order of a court in New York or Israel, amend the terms of the Trust or the irrevocable instructions provided to the Trustee.

Purchaser has agreed to indemnify and hold the Trustee harmless from all losses and damages arising from or in connection with the Trust, other than for losses or damages arising from the Trustee’s bad faith, willful misconduct or gross negligence. Purchaser has further agreed to reimburse the Trustee for all costs and expenses incurred by the Trustee in connection with the Trust, including legal fees, if any.

Any cash, securities or other property distributed in respect of or in exchange for any shares held in the Trust, whether by way of dividends or otherwise, shall become part of the Trust and shall be held and disposed of together with the shares in respect of which they were received.

With the Trust in place, upon consummation of the transactions contemplated by this Offer and the Option Agreement, and assuming that (i) 2,590 of the 2,600 Founders’ Shares subject to the Option Agreement and (ii) the Ordinary Shares comprising the Purchaser Transfer have been transferred to the Trust, Purchaser would own and control no more than 16,572,960 Ordinary Shares and 10 Founders’ Shares, representing 42.01% of the economic ownership and 44.9% of the Effective Voting Rights of the Company. The Trust would hold and control, subject to the Irrevocable Trust Agreement dated as of June 29, 2008 (the “Trust Deed”), 2,590 of the Founders’ Shares, representing approximately 33.2% of the voting power of the Company, the Ordinary Shares comprising the Purchaser Transfer, and the Ordinary Shares tendered in this Offer.

Israeli Companies Law.  The Israeli Companies Law provides that, if, following consummation of a tender offer, a purchaser and its affiliates would beneficially own more than 90% but not more than 95% of the total number of outstanding shares of any class or of the total number of outstanding shares of the target company, the purchaser would only be permitted to purchase the number of shares, on a pro rata basis based on the total number of shares tendered in the offer, that would result in the purchaser and its affiliates beneficially owning a maximum of 90% of the total number of outstanding shares of such class or of the total number of outstanding shares (the “Proration Requirement”). Purchaser has been advised that this rule is not relevant to the Offer because the Trust ensures that Purchaser and its affiliates will not acquire beneficial ownership of shares representing more than 44.9% of the Effective Voting Rights of the Company. However, if a court of competent jurisdiction (including an appellate court) were to find that this rule is applicable to the Offer, Purchaser would be required to prorate the number of Ordinary Shares purchased pursuant to the Offer.

In addition, for the purpose of the “90% of the total number of outstanding shares of the Company” determination, if the number of Ordinary Shares held by Purchaser and its affiliates, together with (i) the Ordinary Shares tendered in the Offer and deposited in the Trust, (ii) the number of Ordinary Shares comprising the Purchaser Transfer, and (iii) the Founders’ Shares transferred to Purchaser or deposited in the Trust upon consummation of the Option Agreement, would, upon the release of all such shares from the Trust to Purchaser, result in Purchaser and its affiliates beneficially owning more than 90% but not more than 95% of the total number of outstanding shares of the Company, then immediately prior to the release of such shares from the Trust, Purchaser will sell such number of Ordinary Shares as necessary to ensure that, following such release from the Trust, Purchaser and its affiliates will not own more than 90% of the total number of outstanding shares of the Company.

Similarly, for the purpose of the “90% of the total number of outstanding shares of any class” determination, if the number of Ordinary Shares held by Purchaser and its affiliates, together with (i) the Ordinary Shares tendered in this Offer and deposited in the Trust, and (ii) the number of Ordinary Shares to be transferred to the Trust by Purchaser immediately prior to consummation of this Offer, would, upon the release of all such shares from the Trust to Purchaser, result in Purchaser and its affiliates beneficially owning more than 90% but not more than 95% of the total number of outstanding Ordinary Shares, then immediately prior to the release of such shares from the Trust, Purchaser will sell such number of Ordinary Shares as necessary to ensure that, following such release from the Trust, Purchaser and its affiliates will not own more than 90% of the total number of outstanding Ordinary Shares.

The Israeli Companies Law provides that if the number of shares tendered in a tender offer would result in the purchaser and its affiliates beneficially owning more than 95% of the total number of outstanding shares of any class, the remaining shares of that class would be deemed sold to the purchaser at the price paid in the tender offer, in cash, and neither the “special tender offer” rules nor the Proration Requirement would be applicable. As such, if, following expiration of the Offer and consummation of the Option Agreement, Purchaser and its affiliates would beneficially own more than 95% of the total number of Ordinary Shares, then no Ordinary Shares or Founders’ Shares will be deposited in the Trust. Rather, all such shares will be transferred to Purchaser, and, pursuant to the provisions of the Israeli Companies Law, the remaining Ordinary Shares would be deemed sold to Purchaser at the price paid in the Offer, in cash. See also Section 15.

Company’s Response to the Offer.  As of the date of this Offer to Purchase, the Board of Directors of the Company has not approved the Offer. Within 10 business days after the date of this Offer to Purchase, the Company is required by law to publish, send or give to you (and file with the U.S. Securities and Exchange Commission (the “Commission”)) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

Shares Owned by Purchaser and its Affiliates.  According to the Proxy for Shareholders’ Meeting, which was attached as Exhibit 99.1 to the Form 6-K of the Company that was filed with the Commission on June 11, 2007 (the “2007 Proxy”), as of June 6, 2007, 36,453,118 Ordinary Shares were issued and outstanding and held by 373 shareholders of record. After Sun’s partial exercise of its rights under a three-year warrant, dated May 18, 2007 (the “Warrant”), issued by the Company to Sun, pursuant to which 3,000,000 Ordinary Shares were issued to Purchaser on August 2, 2007, there were 39,453,118 issued and outstanding Ordinary Shares. Purchaser and its affiliates currently own 14,356,427 Ordinary Shares, which were acquired by Purchaser and its affiliates in negotiated transactions with the Company, in direct purchases from Brandes Investment Partners, L.P. (“Brandes”) and Harel Insurance Company Ltd. (“Harel”), and in open market transactions.

Subject to the limited exceptions set out in this Offer, any Ordinary Shares accepted for payment in this Offer will be transferred to the Trust, and will not increase the beneficial ownership or voting power of Purchaser and its affiliates in the Company beyond 44.9% of the Effective Voting Rights of the Company. With the Trust in place, upon consummation of the transactions contemplated by this Offer and the Option Agreement, and assuming that (i) 2,590 of the 2,600 Founders’ Shares subject to the Option Agreement and (ii) the Ordinary Shares comprising the Purchaser Transfer have been transferred to the Trust, Purchaser would own and control no more than 16,572,960 Ordinary Shares and 10 Founders’ Shares, representing 42.01% of the economic ownership and 44.9% of the Effective Voting Rights of the Company. The Trust would hold and control, subject to the Trust Deed, 2,590 Founders’ Shares, representing approximately 33.2% of the voting power of the Company, the Ordinary Shares comprising the Purchaser Transfer, and the Ordinary Shares tendered in the Offer. See Section 8 and 15.

Subsequent Offering Period.  Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will make a public announcement on the next business day after the previously scheduled Expiration Date (as defined below). See Section 1.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.	Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Ordinary Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on Monday, July 28, 2008, unless and until Purchaser shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date on which the Offer, as it may be extended by Purchaser, shall expire. The period from the commencement of the Offer through the Expiration Date, as extended, shall be referred to as the “Initial Offering Period”.

The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Litigation Condition, the Grantor Condition, the HSR Condition and the ILA Condition. Subject to the applicable rules and regulations of the Commission and to Israeli law, Purchaser expressly reserves the right to waive any such condition, in whole or in part, in its sole discretion.

Purchaser and its affiliates have obtained an expert opinion from a respected professor of Israeli corporate law that the “special tender offer” rules are not applicable in this case. However, Purchaser reserves the right to amend the Offer at any time to comply with the “special tender offer” rules under the Israeli Companies Law or to take such other actions as necessary to ensure that the “special tender offer” rules are inapplicable. For example, in the event that a court of competent jurisdiction (including an appellate court) determines that the Offer is subject to the “special tender offer” rules promulgated under the Israeli Companies Law, Purchaser may amend the Offer to comply fully with such rules. See Section 15. Subject to the applicable rules and regulations of the Commission and to Israeli law, Purchaser also expressly reserves the right to increase the price per Ordinary Share payable in the Offer and to make any other changes in the terms and conditions of the Offer.

If the acquisition of Ordinary Shares is delayed because the HSR Act waiting period (as described in Section 15) has not expired or otherwise been terminated, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Ordinary Shares will be deferred until 30 days after Sun has complied with its Second Request (as defined in Section 15), unless either (i) the FTC or the Antitrust Division seeks, and is granted, a court order further extending the HSR Act waiting period, or (ii) the HSR Act waiting period is earlier terminated by the FTC and the Antitrust Division (each, as defined in Section 15). See Section 15.

Purchaser shall pay (subject to applicable withholding taxes) for all Ordinary Shares validly tendered and not withdrawn, promptly following the acceptance of Ordinary Shares for payment pursuant to the Offer.

Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (but will not be obligated) (i) to delay payment for Ordinary Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), which requires Purchaser to pay the consideration offered or to return Ordinary Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Ordinary Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. If, prior to the Expiration Date, Purchaser should decide to decrease the number of Ordinary Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Ordinary Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Ordinary Shares are accepted for payment pursuant to the Offer, and, if, at the time notice of any such decrease in the number of Ordinary Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Ordinary Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

Purchaser will publicly announce in accordance with applicable law by 9:00 a.m. New York City time, on the business day following the expiry of the Initial Offering Period, whether or not the conditions to the Offer have been satisfied, or, subject to applicable law, waived by Purchaser.

Although Purchaser does not currently intend to do so, Purchaser may elect to provide a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the Commission, Purchaser may elect to extend its offer to purchase Ordinary Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the “Subsequent Offering Period”), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser’s obligations to accept for payment, and to pay for, the Ordinary Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) are satisfied or waived by Purchaser, and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Ordinary Shares validly tendered and not withdrawn prior to the Expiration Date. Ordinary Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Ordinary Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to provide a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News Service or the Public Relations Newswire on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, a “business day” means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Purchaser is making a request to the Company for its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Ordinary Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Ordinary Shares whose names appear on the Company’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Ordinary Shares, to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing by Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

2.	Acceptance for Payment and Payment for Ordinary Shares; Transfer of Ordinary Shares to the Trust.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment promptly after the Expiration Date all Ordinary Shares validly tendered (and not properly withdrawn in accordance with Section 4) on or prior to the Expiration Date. Purchaser shall pay for all Ordinary Shares validly tendered and not withdrawn promptly following the acceptance of Ordinary Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission, Purchaser expressly reserves the right to delay payment for Ordinary Shares in order to comply in whole or in part with applicable laws. If Purchaser decides to provide a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Ordinary Shares as they are received during the Subsequent Offering Period. See Sections 1 and 15.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Ordinary Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Ordinary Shares (the “Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Ordinary Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Ordinary Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment Ordinary Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Ordinary Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Ordinary Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Ordinary Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Ordinary Shares, regardless of any delay in making such payment.

If any tendered Ordinary Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Ordinary Shares than are tendered, Share Certificates evidencing unpurchased Ordinary Shares will be returned, without expense to the tendering shareholder (or, in the case of Ordinary Shares tendered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Ordinary Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

Upon receipt of Purchaser’s notice of Purchaser’s acceptance for payment of Ordinary Shares tendered pursuant to the Offer, the Depositary shall immediately transfer such Ordinary Shares to the Trustee, and such Ordinary Shares shall be placed in the Trust. However, if, following expiration of the Offer and consummation of the Option Agreement, Purchaser and its affiliates would beneficially own more than 95% of the total number of Ordinary Shares, then no Founders’ Shares or Ordinary Shares will be deposited in the Trust. Rather, all such shares will be transferred to Purchaser, and, as such, any investment power, dispositive power or other control over such shares would apply to Purchaser and not to the Trustee. See Section 15.

Purchaser’s creation of the Trust and irrevocable instruction to the Depositary to transfer to the Trustee all Ordinary Shares accepted for payment pursuant to the Offer for placement in the Trust (with the limited exceptions set out herein) do not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Ordinary Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Ordinary Shares.

In order for a holder of Ordinary Shares to validly tender Ordinary Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Ordinary Shares must be received by the Depositary at such address or such Ordinary Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation (including an Agent’s Message) must be received by the Depositary, in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer.  The Depositary will establish accounts with respect to the Ordinary Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Ordinary Shares by causing the Book-Entry Transfer Facility to transfer such Ordinary Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Ordinary Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees.  Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”), except in cases where Ordinary Shares are tendered (i) by a registered holder of Ordinary Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on such Share Certificate(s). Signature(s) on such Share Certificate(s) or stock powers must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a shareholder desires to tender Ordinary Shares pursuant to the Offer and such shareholder’s Share Certificates evidencing such Ordinary Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Ordinary Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Ordinary Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

In all cases (including during any Subsequent Offering Period), payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Ordinary Shares, or a Book-Entry Confirmation of the delivery of such Ordinary Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

Determination of Validity.  All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Ordinary Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Ordinary Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Ordinary Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Sun or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

A tender of Ordinary Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to Purchaser that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Ordinary Shares (and any and all other Ordinary Shares or other securities issued or issuable in respect of such Ordinary Shares), (ii) when the same are accepted for payment by Purchaser, upon transfer by the Depositary to the Trust (or Purchaser, if applicable), the Trustee (or Purchaser, if applicable) will acquire good, marketable and unencumbered title thereto, and to all distributions, not in violation of any voting trust, proxy or other agreement or understanding (including options or rights of first offer or first refusal) with respect to the voting, purchase, sale or other disposition of the Ordinary Shares, free and clear of all liens, restrictions, charges, encumbrances, options, preemptive or subscription rights, rights of first offer or first refusal or similar rights, or other contracts, arrangements or understanding thereto, and (iii) none of such Ordinary Shares will be subject to any adverse claims.

The acceptance for payment by Purchaser of Ordinary Shares pursuant to any of the procedures described above will constitute a binding obligation by Purchaser to make payment to the tendering shareholder for such Ordinary Shares upon the terms and subject to the conditions of the Offer.

Appointment as Proxy.  By executing the Letter of Transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering shareholder irrevocably appoints designees of the Trustee as such shareholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder’s rights with respect to the Ordinary Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Ordinary Shares or other securities issued or issuable in respect of such Ordinary Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Ordinary Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Ordinary Shares for payment. By tendering its Ordinary Shares into the Offer, each shareholder agrees that, upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Ordinary Shares (and such other Ordinary Shares and securities) will automatically be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Trustee will, with respect to the Ordinary Shares for which the appointment is effective, be empowered to exercise, in accordance with the Trust Deed, all voting and other rights of such shareholder as they may deem proper at any annual or special meeting of the Company’s shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Ordinary Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Ordinary Shares, Trustee must be able to exercise full voting rights with respect to such Ordinary Shares. If following expiration of the Offer and consummation of the Option Agreement, Purchaser and its affiliates would beneficially own more than 95% of the total number of Ordinary Shares, then no Founders’ Shares or Ordinary Shares will be deposited in the Trust. Rather, all such shares would be transferred to Purchaser, and, as such, all powers specified above would apply to Purchaser and not to the Trustee. See Section 15.

Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of any payments of cash pursuant to the Offer. To prevent backup withholding of U.S. federal income tax with respect to payments received pursuant to the Offer, each shareholder that (i) is a U.S. person should provide the Depositary with such shareholder’s correct taxpayer identification number and certify that such shareholder is not subject to backup withholding of U.S. federal income tax by completing and signing the Substitute Form W-9 included in the Letter of Transmittal, and (ii) is a non-U.S. person should complete and sign the applicable Form W-8 (generally Form W-8BEN for non-U.S. individuals) copies of which can be obtained from the Depositary or the IRS website (www.irs.gov). See Instruction 9 and “Important Tax Information” in the Letter of Transmittal.

Under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a tendering shareholder in the Offer generally will be subject to Israeli withholding tax at a rate of 20% in the case of individuals, or 25% in the case of corporations. However, based on an approval that Purchaser received from the Israeli Tax Authority (“ITA”):

(1) tendering shareholders who acquired Ordinary Shares after the Company’s initial public offering in 1961 and who certify that they are NOT “residents of Israel” (and, in the case of a corporation, that no Israeli residents (x) hold 25% or more of the means of control of such corporation, or (y) are the beneficiaries of, or entitled to, 25% or more of the revenues or profits of such corporation, whether directly or indirectly) will not be subject to Israeli withholding tax; and

(2) payments to be made to tendering shareholders who acquired Ordinary Shares after the Company’s initial public offering in 1961 and who hold their Ordinary Shares through an Israeli broker or Israeli financial institution will be made by Purchaser without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law.

The approval does not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax as required by Israeli law at the applicable rate (20% in the case of individuals and 25% in the case of corporations) of the gross proceeds payable to them pursuant to the Offer.

Notwithstanding the foregoing, should any tendering shareholder present Purchaser or the Depositary with a valid approval from the ITA applying withholding tax at a lesser rate than those described above or otherwise granting a specific exemption from Israeli withholding tax, Purchaser and the Depositary will act in accordance with such approval.

See Section 5 and the Letter of Transmittal for instructions on how to prevent Purchaser from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the Offer.

4.	Withdrawal Rights.

Tenders of Ordinary Shares made pursuant to the Offer are irrevocable except that such Ordinary Shares may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, August 29, 2008. If Purchaser extends the Offer, is delayed in its acceptance for payment of Ordinary Shares or is unable to accept Ordinary Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Ordinary Shares, and such Ordinary Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Ordinary Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Ordinary Shares to be withdrawn, the number of Ordinary Shares to be withdrawn and the name of the registered holder of such Ordinary Shares, if different from that of the person who tendered such Ordinary Shares. If Share Certificates evidencing Ordinary Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Ordinary Shares have been tendered for the account of an Eligible Institution. If Ordinary Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Ordinary Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Sun or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of Ordinary Shares may not be rescinded. Any Ordinary Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Ordinary Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Ordinary Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

5.	Material U.S. Federal Income Tax and Israeli Income Tax Consequences.

Material U.S. Federal Income Tax Consequences.  The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) whose Ordinary Shares are tendered and accepted for payment pursuant to the Offer. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and differing interpretations. This discussion is limited to U.S. Holders that hold their Ordinary Shares as capital assets within the meaning of Section 1221 of the Code, who are entitled to the benefits of the income tax treaty between the U.S. and Israel and who do not have a permanent establishment in Israel. No ruling has been or will be sought from the U.S. Internal Revenue Service (the “IRS”), and no opinion of counsel has been or will be rendered as to the U.S. federal income tax consequences of the Offer. This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders by reason of their particular circumstances, including potential application of the alternative minimum tax, or any aspect of U.S. state or local or non-U.S. tax laws. In addition, this summary does not address the tax considerations that may be applicable to particular classes of U.S. Holders who are subject to special tax treatment under the Code, including (without limitation) U.S. Holders who acquired their Ordinary Shares pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, holders of securities as part of a “straddle,” “hedge,” “conversion” or other risk-reduction transaction, U.S. Holders who have held (directly, indirectly or through attribution) 10% or more of the voting power of the Company based on the outstanding stock of the Company (including the Ordinary Shares), and persons who own Ordinary Shares through a partnership or other pass-through entity. In addition, the following discussion does not address the U.S. federal income tax consequences to holders of options and warrants to purchase Ordinary Shares.

Except where specifically described below, this discussion assumes that the Company is not and has not been a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. As described below, the Company has represented that it does not believe that it is or has been a PFIC.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Ordinary Shares who, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership (or any other entity taxable as a partnership for U.S. federal income tax purposes) holds Ordinary Shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding such Ordinary Shares, the U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal income tax consequences of the Offer.

U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE U.S. STATE OR LOCAL, NON-U.S. INCOME OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS. FOR A DISCUSSION OF MATERIAL ISRAELI INCOME TAX CONSEQUENCES, SEE BELOW UNDER “MATERIAL ISRAELI INCOME TAX CONSEQUENCES”.

The receipt by a U.S. Holder of cash in exchange for Ordinary Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Generally, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Offer and the aggregate adjusted tax basis of the Ordinary Shares tendered pursuant to the Offer. Gain or loss will be calculated separately for each block of Ordinary Shares (i.e., Ordinary Shares acquired at the same cost in a single transaction) tendered in the Offer. A U.S. Holder’s adjusted tax basis in its Ordinary Shares generally will equal the purchase price paid for such Ordinary Shares. Any gain or loss recognized by a U.S. Holder in connection with the Offer will be capital gain or loss, and will be long-term capital gain or loss if the Ordinary Shares tendered pursuant to the Offer were held for more than one year at the time of the completion of the Offer. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gains are subject to a maximum U.S. federal income tax rate of 15% under current law. The deductibility of capital losses is subject to limitations under the Code.

Notwithstanding the foregoing discussion, if the Company was a PFIC for U.S. federal income tax purposes for any taxable year during which a U.S. Holder held Ordinary Shares, such U.S. Holder may be subject to special U.S. federal income tax rules that could adversely affect the U.S. federal income tax consequences of the Offer to the U.S. Holder. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules with respect to the incomes and assets of subsidiaries, either: (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. Subject to various exceptions, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions.

The Company has represented in its Form 20-F for the fiscal period ending on December 31, 2005, which was filed with the Commission on March 20, 2007 (the “Company’s 2005 20-F”), and the 2007 Proxy, that it does not believe that it is or has been a PFIC. There can be no assurance, however, that the Company has never been classified as a PFIC for fiscal periods ending on or prior to December 31, 2006, because the PFIC determination is based on the portion of the assets (including goodwill) and income of the Company that is characterized as passive under rules that are both complex and subject to differing interpretations. In addition, there can be no assurance that the Company will not be classified as a PFIC for the fiscal period ending on December 31, 2007 and subsequent periods, because the PFIC determination is made on an annual basis for each taxable year during a U.S. Holder’s holding period.

In general, if the Company was classified as a PFIC for any taxable year, such classification would continue to apply for all future taxable years in a U.S. Holder’s holding period, unless the U.S. Holder makes a “purging” election prescribed by the Code or had either an election in effect to treat the Company as a “qualified electing fund” or a so-called “mark to market” election in effect for the Ordinary Shares, as applicable. If the Company was a PFIC during a U.S. Holder’s holding period, then absent the effectiveness of one of the elections mentioned above, any gain recognized on the Ordinary Shares pursuant to the Offer generally would be treated as ordinary income realized ratably over the U.S. Holder’s holding period for the Ordinary Shares and amounts allocated to prior taxable years during which the Company was a PFIC would be subject to U.S. federal income tax at the highest tax rate in effect for each such years. Additionally, an interest charge may apply to the portion of such U.S. federal income tax liability treated under the PFIC rules as having been deferred by the U.S. Holder. U.S. Holders are urged to consult with their own tax advisors regarding the potential application of the PFIC rules to the Company and the effect of possible PFIC status on the U.S. federal income tax consequences relating to the Offer.

U.S. Holders of Ordinary Shares may be subject to backup withholding of U.S. federal income tax at a rate of 28% in respect of any cash received pursuant to the Offer. Backup withholding will not apply, however, to a U.S. Holder who (i) furnishes a current taxpayer identification number (“TIN”) and certifies that the holder is not subject to backup withholding on an IRS Form W-9 (or an acceptable substitute form such as the Substitute Form W-9 included in the Letter of Transmittal), or (ii) is otherwise exempt from backup withholding. If a U.S. Holder does not provide its correct TIN on an IRS Form W-9 (or an acceptable substitute form such as the Substitute Form W-9 included in the Letter of Transmittal), such U.S. Holder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that such U.S. Holder timely furnishes the required information to the IRS. Each U.S. Holder should consult its tax advisor as to such U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption. See Instruction 9 and “Important Tax Information” in the Letter of Transmittal.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. STATE OR LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OFFER.

Material Israeli Income Tax Consequences.  The following discussion summarizes the material Israeli income tax consequences of the Offer applicable to the Company’s shareholders whose Ordinary Shares are tendered and accepted for payment pursuant to the Offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”), the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax considerations discussed below. There can be no assurance that the ITA or a court will not take a position contrary to the Israeli income tax considerations discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Ordinary Shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

The tax discussion set forth below is based on present law. Because individual circumstances may differ, Purchaser recommends that holders consult their tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the Offer, including the application of Israeli or other tax laws or the availability of relief under any applicable tax treaty.

THE SUMMARY BELOW DOES NOT DISCUSS THE EFFECTS OF ANY NON-ISRAELI TAX LAWS. PURCHASER RECOMMENDS THAT HOLDERS OF ORDINARY SHARES WHO ARE U.S. HOLDERS CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE OFFER. FOR A DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS, SEE ABOVE UNDER “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.”

Characterization of the Purchase.  The receipt of cash for Ordinary Shares pursuant to the Offer generally will be treated as a taxable transaction for Israeli income tax purposes, pursuant to which a holder of Ordinary Shares will be treated as having sold such Ordinary Shares.

General.  Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes (see Annex B), and on the sale of assets located in Israel or that represent rights in Israel, including shares in Israeli companies (such as the Company), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

Tax Rates.  Pursuant to the Ordinance and the regulations promulgated thereunder, as of January 1, 2006, the tax rate applicable to capital gains derived from the sale of Ordinary Shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such Ordinary Shares, in which case the gain generally will be taxed at a rate of 25%. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 25%. Companies are subject to the corporate tax rate on capital gains derived from the sale of Ordinary Shares (currently 27%), unless such companies were not subject to the Israeli Income Tax Law (Inflationary Adjustments), 1985 (or certain regulations), or the Inflationary Adjustments Law, prior to August 10, 2005, in which case the applicable tax rate is 25%. However, the foregoing tax rates will not apply to: (i) dealers in securities or shareholders for whom the shares are not capital assets; (ii) shareholders who acquired their Ordinary Shares prior to the Company’s initial public offering (who may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their Ordinary Shares through the exercise of employee stock options or otherwise as compensation. The tax basis of Ordinary Shares acquired prior to January 1, 2003 by individuals and by companies that were not subject to the Inflationary Adjustments Law will be determined in accordance with the average closing share price on Nasdaq for the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the Ordinary Shares as the tax basis if it is higher than such average price.

Non-Israeli residents.  Non-Israeli residents generally will be exempt from capital gains tax on the sale of the Ordinary Shares, provided that such shareholders did not acquire their shares prior to the Company’s initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of

25% or more in such non-Israeli corporation, or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the “U.S.-Israel Tax Treaty”, the sale, exchange or disposition of Ordinary Shares by a person who (i) holds the Ordinary Shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a “U.S. Treaty Resident”), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, Ordinary Shares representing 10% or more of the voting power of the Company during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel Tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits.

Israeli Withholding Tax. The gross proceeds payable to a tendering shareholder in the Offer generally will be subject to Israeli withholding tax at the rate of 20% for individuals, or 25% in the case of corporations. Purchaser has obtained an approval from the ITA with respect to the withholding tax rates applicable to shareholders as a result of the purchase of Ordinary Shares pursuant to the Offer. The approval provides, among other things, that:

(1) tendering shareholders who acquired their Ordinary Shares after the Company’s initial public offering and who, certify that they are NOT “residents of Israel” (and, in the case of a corporation, that no Israeli residents (x) hold 25% or more of the means of control such corporation, or (y) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such corporation, whether directly or indirectly), will not be subject to Israeli withholding tax; and

(2) payments to be made to tendering shareholders who acquired their Ordinary Shares after the Company’s initial public offering in 1961 and who hold their Ordinary Shares through an Israeli broker or Israeli financial institution will be made by Purchaser without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law.

The approval does not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax as required by Israeli law at the applicable rate (20% in the case of individuals and 25% in the case of corporations) of the gross proceeds payable to them pursuant to the Offer.

Notwithstanding the foregoing, should any tendering shareholder present Purchaser or the Depositary with a valid approval from the ITA applying withholding tax at a lesser rate than those described above or otherwise granting a specific exemption from Israeli withholding tax, Purchaser and the Depositary will act in accordance with such approval. More specifically, based on the approval, the Depositary may be required to withhold tax at the rate of 20% in case of individuals, or 25% in case of corporations of the gross proceeds payable to a shareholder pursuant to the Offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal:

•	certifies, by completing the Declaration Form delivered to such shareholder (Declaration of Status for Israeli Income Tax Purposes) (the “Declaration Form”), that (1) such shareholder is NOT a “resident of Israel” for purposes of the Ordinance, and if it is a corporation that is NOT a “resident of Israel” – that Israeli residents are NOT “controlling shareholders” (as defined under Section 68A of the Ordinance) of such corporation, nor are Israeli residents the beneficiaries of, or entitled to, 25% or more of such corporation’s revenues or profits, whether directly or indirectly, and either (A) acquired their Ordinary Shares after the Company’s initial public offering in 1961, or (B) acquired their Ordinary Shares prior to the Company’s initial public offering and submit an A-114 Form approving such shareholder’s residence in a country with which Israel has a tax treaty that exempts Israeli capital gains tax, duly signed by the tendering shareholder and authorized by the tax authority of such country provided that such shareholder in not a material shareholder within the meaning of Section 88 to the Ordinance, or (2) such shareholder is a bank, broker or financial institution resident in Israel that (A) is holding the Ordinary Shares solely on behalf of beneficial shareholder(s) (so-called “street name” holders), and (B) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the gross proceeds (if any) paid by such shareholder to the beneficial shareholder(s) with respect to the Ordinary Shares tendered by such shareholder on their behalf. In such case, the Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to such shareholder pursuant to the Offer; or

•	provides the Depositary a valid certificate from the ITA entitling such shareholder to an exemption or a specified withholding tax rate (an “ITA Waiver”). In such case, the Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to it pursuant to the Offer in accordance with such ITA Waiver; or

•	certifies, by completing the Declaration Form, that such shareholder is a “resident of Israel” and acquired his Ordinary Shares after the Company’s initial public offering in 1961. In such case, the Depositary will withhold tax at the rate of 20% in case of individuals, or 25% in case of corporations from the gross proceeds payable to such tendering shareholder pursuant to the Offer.

PURCHASER RECOMMENDS THAT YOU CONSULT YOUR TAX ADVISORS REGARDING THE APPLICATION OF ISRAELI INCOME AND WITHHOLDING TAXES (INCLUDING ELIGIBILITY FOR ANY WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE).

PLEASE NOTE THAT IF A SHAREHOLDER TENDERS ITS ORDINARY SHARES TO THE DEPOSITARY AND PROVIDES A DECLARATION FORM, YOU ALSO CONSENT TO THE PROVISION OF SUCH DECLARATION FORM TO PURCHASER AND TO THE ITA IN CASE THE ITA SO REQUESTS FOR PURPOSES OF AUDIT OR OTHERWISE.

ALL QUESTIONS AS TO THE VALIDITY, FORM OR ELIGIBILITY OF ANY DECLARATION FORM OR ITA WAIVER (INCLUDING TIME OF RECEIPT) AND, SUBJECT TO APPLICABLE LAW, THE WITHHOLDING OF ISRAELI TAXES, WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION. This determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all Declaration Forms or ITA Waivers that Purchaser determines not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. Purchaser also reserves, subject to applicable law, the absolute right, in its sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of Purchaser, its affiliates, its assigns, the Depositary, the Information Agent, its Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

An excerpt of the definition of an Israeli resident in the Ordinance is attached hereto as Annex B.

The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL, AND ISRAELI AND OTHER NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

6.	Price Range of Ordinary Shares; No Dividends.

On December 13, 2006, the Ordinary Shares were de-listed from the NASDAQ Global Select Market and are now quoted on the Pink Sheets® LLC Electronic Quotation Service (the “Pink Sheets”) under the symbol “TAROF.”

The following table sets forth, for the quarters indicated, the high and low sales prices per Ordinary Share on the Pink Sheets and the NASDAQ Global Select Market as reported by the NASDAQ OMX Group.

Market Data for Ordinary Shares

	High	Low

2006:
First Quarter	$17.36	$13.35
Second Quarter	$14.18	$10.00
Third Quarter	$14.98	$9.90
Fourth Quarter	$13.44	$9.40
2007:
First Quarter	$10.49	$7.55
Second Quarter	$8.15	$5.70
Third Quarter	$7.83	$6.25
Fourth Quarter	$7.75	$7.05
2008:
First Quarter	$8.80	$5.00
Second Quarter (through June 27, 2008)	$9.70	$7.75

On June 24, 2008, the last full trading day prior to the announcement of Purchaser’s intention to commence the Offer, the closing price per Ordinary Share as reported on the Pink Sheets was $9.50. On June 27, 2008, the last full trading day prior to the commencement of the Offer, the closing price per Ordinary Share as reported on the Pink Sheets was $9.50. According to the 2007 Proxy, as of June 6, 2007, 36,453,118 Ordinary Shares were issued and outstanding and held by 373 shareholders of record. After Sun’s partial exercise of its rights under the Warrant, pursuant to which 3,000,000 Ordinary Shares were issued to Purchaser on August 2, 2007, there were 39,453,118 issued and outstanding Ordinary Shares. According to the Company’s 2005 20-F, the Company has never declared or paid cash dividends on the Ordinary Shares.

Shareholders are urged to obtain a current market quotation for the Ordinary Shares.

7.	Certain Information Concerning the Company.

Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission, other public sources and information provided to Purchaser by the Company, and is qualified in its entirety by reference thereto. Purchaser and Sun have relied upon the accuracy of such information included in publicly available information and information provided by the Company and have not made any independent attempt to verify the accuracy of such information.

General.  According to the Company’s 2005 20-F, the Company is an Israeli company with its principal executive offices located at Italy House, Euro Park, Yakum 60972, Israel. The Company’s telephone number at that address is +972-9-971-1800. The Company’s registered office is located at 14 Hakitor Street, Haifa Bay 26110, Israel. The Company’s telephone number at that address is +972-4-847-5700. According to the Company’s 2005 20-F, the Company is a multinational, science-based pharmaceutical company. The Company develops, manufactures and markets prescription and over-the-counter pharmaceutical products primarily in the United States, Canada and Israel. The Company’s primary areas of focus include topical creams and ointments, liquids, capsules and tablets, mainly in the dermatological and topical, cardiovascular, neuropsychiatric and anti-inflammatory therapeutic categories. The Company operates principally through three entities: the Company, and two of its subsidiaries, Taro Pharmaceuticals Inc. and Taro Pharmaceuticals U.S.A., Inc. (“Taro USA”).

Available Information.  According to the Company’s 2005 20-F, the Company is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is required to file reports, including annual reports on Form 20-F, and other information with the Commission relating to its business, financial condition and other matters. However, the Ordinary Shares were delisted from The Nasdaq Global Select Market on December 13, 2006 for the Company’s failure to file the Company’s 2005 20-F on a timely basis. To date, the Company has not filed its annual reports on Form 20-F for the years ended December 31, 2006 and December 31, 2007. The reports, proxy statements and other information that the Company has filed should be available for inspection at the public reference facilities maintained by the Commission at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the Commission’s customary fees, by writing to its principal office at Station Place, 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http: //www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

In addition, the Company has provided Purchaser and Sun with other information pursuant to the terms of the Existing Merger Agreement. However, Purchaser does not believe any of the information provided by the Company to be material, with the arguable exception of certain weekly gross sales figures provided by the Company. Attached hereto as Annex A are charts comparing the Company’s weekly and cumulative gross sales figures in the United States and Canada for certain periods in 2008 with the Company’s gross sales figures for the equivalent periods in 2007, to the extent provided by the Company.

8.	Certain Information Concerning Purchaser and Sun.

General.  Purchaser is a Hungarian company and a subsidiary of Sun. Sun is the sole shareholder of Sun Pharma Global, Inc. (“Sun Pharma”), a direct wholly-owned subsidiary of Sun incorporated in the British Virgin Islands, which owns 99.99% of Purchaser, with the remaining 0.01% owned by individuals including Purchaser’s employees and former employees. Purchaser was incorporated on October 1, 1991. Purchaser manufactures bulk drugs and finished pharmaceutical products in Hungary. Purchaser’s principal executive offices are located at Kabay János u. 29, H-4440 Tiszavasvari, Hungary, and the telephone number there is +3648521004.

Purchaser’s financial statements are not provided because Purchaser’s financial condition is not material to a shareholder’s decision whether to sell, tender or hold the securities sought. Purchaser’s financial statements are not considered material because (i) the form of payment consists solely of cash that will be provided to Purchaser by Sun and/or its affiliates, (ii) the Offer is not subject to any financing condition and (iii) the Offer is for all outstanding Ordinary Shares.

Sun is an international, integrated, specialty pharmaceutical company. Sun was incorporated on March 1, 2003 in India. It manufactures and markets a large basket of bulk drugs (Active Pharmaceutical Ingredients) and pharmaceutical formulations as branded generics as well as generics in India, the U.S. and several other markets across the world. In India, Sun is a leader in the niche therapy areas of psychiatry, neurology, cardiology, diabetology, gastroenterology and orthopedics. In India, Sun’s equity securities are traded on the National Stock Exchange of India Ltd. and the Bombay Stock Exchange Ltd. Sun’s principal executive office is located at Acme Plaza, Andheri Kurla Road, Andheri (East), Mumbai 400 059, India, and the telephone number there is +9122 66969699.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the executive officers of Purchaser and Sun, and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Purchaser, Sun or any of the persons listed on Schedule I to the Offer of Purchase, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or finding any violation of such laws.

Purchaser and its affiliates currently own 14,356,427 Ordinary Shares, comprising (i) 3,770,833 Ordinary Shares acquired by Purchaser on May 21, 2007 and 3,016,667 Ordinary Shares acquired by Purchaser on May 30, 2007, in each case pursuant to an Ordinary Share Purchase Agreement dated May 18, 2007 (the “SPA”), between Purchaser and the Company, dated May 18, 2007, which entitled Purchaser to acquire a total of 7,500,000 Ordinary Shares; (ii) 58,000 Ordinary Shares acquired by Sun Pharma, on July 11, 2007 and 500 Ordinary Shares acquired by

Sun Pharma on July 23, 2007, in each case in open market transactions; (iii) 3,000,000 Ordinary Shares acquired by Purchaser on August 2, 2007, pursuant to the Warrant; (iv) 3,712,557 Ordinary Shares acquired by Purchaser on February 19, 2008, from Brandes, which held the Ordinary Shares for and on behalf of certain of its investment advisory clients; and (iv) 797,870 Ordinary Shares acquired by Purchaser on June 23, 2008 from Harel.

Except as otherwise described in this Offer to Purchase, all Ordinary Shares accepted by Purchaser for payment in the Offer will be transferred to the Trust, and will not increase Purchaser’s beneficial ownership or voting power in the Company beyond 44.9% of the Effective Voting Rights of the Company. With the Trust in place, upon consummation of the transactions contemplated by this Offer and the Option Agreement, and assuming that (i) 2,590 of the 2,600 Founders’ Shares subject to the Option Agreement and (ii) the Ordinary Shares comprising the Purchaser Transfer have been transferred to the Trust, Purchaser would own and control no more than 16,572,960 Ordinary Shares and 10 Founders’ Shares, representing 42.01% of the economic ownership and 44.9% of the Effective Voting Rights of the Company. The Trust would hold and control, subject to the Trust Deed, 2,590 Founders’ Shares, representing approximately 33.2% of the voting power of the Company, the Ordinary Shares comprising the Purchaser Transfer, and the Ordinary Shares tendered in the Offer.

Except as described in this Offer to Purchase, (i) none of Purchaser, Sun or any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Sun or any of the persons so listed, beneficially owns or has any right to acquire any Ordinary Shares and (ii) none of Purchaser, Sun or any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Ordinary Shares during the past 60 days.

Except as otherwise described in this Offer to Purchase, none of Purchaser, Sun or any of the persons listed in Schedule I to this Offer to Purchase has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, none of Purchaser, Sun or any of the persons listed on Schedule I hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Purchaser, Sun or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

9.	Financing of the Offer.

Because (i) the only consideration in the Offer is cash, (ii) the Offer is to purchase all issued and outstanding Ordinary Shares and (iii) there is no financing condition to the completion of the Offer, we believe the financial condition of Purchaser is not material to a decision by a holder of Ordinary Shares whether to sell, hold or tender Ordinary Shares is the Offer.

The total amount of funds required by Purchaser to (i) consummate the Offer and (ii) pay related fees and expenses is estimated to be approximately $196.5 million, of which up to a maximum of approximately $194.5 million could be required to purchase all of the Ordinary Shares pursuant to the Offer. Purchaser will obtain all of such funds from Sun and its affiliates. Sun and its affiliates will provide such funds from existing cash on hand or cash equivalents.

10.	Background of the Offer; Contacts with the Company.

I.	Existing Merger Agreement and Other Transactions.

In May 2007, the Company’s Board of Directors approved a merger with Aditya at $7.75 per Ordinary Share in cash and a number of other agreements as advisable, fair to and in the best interests of the Company and its shareholders to allow the Company to avoid being in default of its obligations (as described below). As part of the merger transaction, Purchaser also committed to provide sufficient funds for the repayment of all debt of the Company and its subsidiaries at the time of consummation of the merger. Purchaser also agreed to make equity investments totaling approximately $59 million which the Company needed in order to meet certain immediate and forthcoming debt payment obligations. The contemplated transactions with Sun and its affiliates, including Purchaser’s equity investments and commitment to repay the Company’s debt, persuaded the Company’s creditors to forbear from further action against the Company during what were extremely troubled times for the Company.

Merger of the Company with Aditya.  Pursuant to the Existing Merger Agreement, Aditya was to merge with and into the Company, with the Company becoming a wholly-owned subsidiary of Purchaser (the “Existing Merger”). Each outstanding Ordinary Share, nominal value NIS 0.0001 per share, and each Founders’ Share, of the Company was to be transferred to Purchaser in consideration for the right to receive $7.75 in cash, without interest and less any applicable withholding tax. Sun or one of its affiliates was to acquire both the Founders’ Shares and the interests in Taro USA in transactions related to the Existing Merger Agreement (as described below). As described in greater detail in Sub-section III below, on May 28, 2008, the Company purported to terminate the Existing Merger Agreement. Sun strongly disagrees that the Company was entitled to terminate the Existing Merger Agreement and has challenged the Company’s actions in the Supreme Court of the State of New York. See Section 15 for a description of the relevant court proceedings.

As an inducement to Purchaser to enter into the Existing Merger Agreement and the other transactions described below, on May 18, 2007, the Company’s controlling shareholders, Dr. Levitt, Dr. Moros, Ms. Levitt, TDC and Morley, entered into voting agreements with Purchaser whereby they agreed to vote all of their Ordinary Shares and Founders’ Shares in favor of the approval and adoption of the Existing Merger Agreement and the transactions contemplated by the Existing Merger Agreement, and against any competing transaction.

TDC Merger .  TDC is a private New York corporation under the control of Dr. Levitt, Dr. Moros and members of their respective families. TDC owns 3.1% of the shares that have economic rights and 50% of the shares that have voting rights in Taro USA, which is the Company’s principal operating subsidiary in the United States. Dr. Levitt, Dr. Moros and their respective families are able to vote the majority of the outstanding voting shares of TDC and thereby control TDC. TDC held 2,333,971 Ordinary Shares of the Company on the date of the TDC Merger Agreement. In addition, at the incorporation of the Company in 1959, two classes of shares were created, Founders’ Shares and Ordinary Shares. One third of the voting power of all of the Company’s voting shares is allocated to the 2,600 issued and outstanding Founders’ Shares, nominal value NIS 0.00001 per share, all of which are held by Morley. TDC holds all of the outstanding Class A shares of Morley and Dr. Levitt holds all of the outstanding Class B shares of Morley. Holders of Morley’s Class A shares are entitled to elect one director of Morley and holders of Morley’s Class B shares are entitled to elect two directors of Morley. As the holder of all of Morley’s Class B Shares, Dr. Levitt may cause the election of two of the three directors and, therefore, may be deemed to control the voting and disposition of the Founders’ Shares.

In connection with the Existing Merger Agreement, Sun Pharmaceutical Industries, Inc., a subsidiary of Sun (“Sun Michigan”), Sun Development Corporation I, another subsidiary of Sun (“SDC”), TDC, Dr. Levitt and Dr. Moros entered into an Agreement and Plan of Merger, dated May 18, 2007 (the “TDC Merger Agreement”), pursuant to which SDC was to merge with and into TDC concurrently with the Existing Merger (the “TDC Merger”). Pursuant to the TDC Merger Agreement, (i) all shares of TDC Common Stock and TDC Preferred Stock held by TDC or Morley were to be canceled and no consideration was to be delivered in exchange therefor, and (ii) each issued and outstanding share of TDC Common Stock and TDC Preferred Stock held by TDC shareholders (other than shareholders dissenting to the TDC Merger) was to be canceled and converted into the right to receive $638.908 per share in cash.

By merging SDC with and into TDC, rather than having TDC sell its Ordinary Shares in the Company directly to Purchaser in the Existing Merger, the shareholders of TDC would only have been subjected to a single level of taxation in connection with the TDC Merger. It was for this reason that the shareholders of TDC, including Dr. Levitt, Dr. Moros and members of their respective families, demanded a separate merger of TDC, to which Sun and its affiliates acquiesced. However, Dr. Levitt, Dr. Moros and members of their respective families also asked to be granted employment agreements as part of the transaction, to which Sun and its affiliates refused.

In connection with the TDC Merger and the Existing Merger, TDC’s shareholders – Dr. Levitt, Dr. Moros, Ms. Levitt and Dr. Jacob Levitt – entered into voting agreements with Sun Michigan whereby they agreed to vote all of their shares of TDC in favor of the approval and adoption of the TDC Merger and against any competing transaction.

As described above and in greater detail in Sub-section III below, it appears that, by virtue of the purported termination of the Merger Agreement on May 28, 2008, there was also a purported termination of the TDC Merger Agreement. Sun strongly disagrees that the Company was entitled to terminate such agreements and has challenged the Company’s actions in the Supreme Court of the State of New York. See Section 15 for a description of the relevant court proceedings.

Share Purchase Agreement.  On May 18, 2007, Purchaser and the Company entered into the SPA pursuant to which Purchaser agreed to invest $45 million in the Company by purchasing 7,500,000 Ordinary Shares at $6.00 per Ordinary Share, which was substantially equivalent to the market price of the Ordinary Shares at such time. Pursuant to the SPA, the Company also issued Sun the Warrant, which granted Sun or its permitted transferee the right to acquire 7,500,000 Ordinary Shares at an exercise price of $6.00 per Ordinary Share.

As a result of the SPA, a number of litigation proceedings were brought against the Company, its controlling shareholders, TDC and Sun in Israel by Franklin Advisers, Inc. and Templeton Asset Management Ltd. (collectively, “Templeton”), beginning with an initiating motion brought by Templeton on May 10, 2007 to challenge the issuance of Ordinary Shares to Purchaser at $6.00 per Ordinary Share under the SPA as being oppressive to minority shareholders. During court proceedings in Israel, all the parties agreed that the issuance of substantially all of the Ordinary Shares to be issued to Sun pursuant to the SPA would be allowed, but that the remaining Ordinary Shares (representing 9.5% of the aggregate number of Ordinary Shares initially to have been issued) would not be issued in the interim so as to allow Templeton to participate in the issuance of Ordinary Shares at a later stage, should a court decide in Templeton’s favor. As a consequence of these proceedings, Purchaser purchased (i) in two tranches, 3,770,833 Ordinary Shares on May 21, 2007 and 3,016,667 Ordinary Shares on May 30, 2007, an aggregate of 6,787,500 Ordinary Shares out of the 7,500,000 Ordinary Shares which Purchaser agreed to purchase under the SPA, for payment of approximately $40.725 million, and (ii) 3,000,000 Ordinary Shares out of the 7,5000,000 Ordinary Shares which Sun or its permitted transferee was entitled to purchase under the Warrant, for payment of $18 million on August 2, 2007. Thus, Purchaser invested a total of approximately $59 million in the Company in exchange for 9,787,500 Ordinary Shares. See Section 15 for more detailed information on the litigation proceedings.

Option Agreement.  In connection with Sun’s investment in the Company, TDC, Dr. Levitt, Dr. Moros, Dr. Jacob Levitt, and Ms. Levitt granted Sun and its affiliates the option to acquire a controlling interest in the Company.

Pursuant to the Option Agreement, TDC and its shareholders granted Sun or its assignee the option to acquire (i) TDC, pursuant to a merger of a subsidiary of Sun with and into TDC, for consideration of approximately $18.1 million, (ii) 2,405,925 Ordinary Shares in the aggregate, owned by Dr. Levitt, Dr. Moros and Ms. Levitt for $7.75 per Ordinary Share, and (iii) all Class B Common Stock of Morley held by Dr. Levitt for no consideration. All Founders’ Shares are owned indirectly by TDC and Dr. Levitt through Morley. Upon exercise of the Options, Sun or its assignee would be required to promptly thereafter commence a tender offer to purchase any Ordinary Shares, other than the Ordinary Shares acquired pursuant to the Options, at $7.75 per share, and the transactions contemplated by the Option Agreement would be consummated contemporaneously with the expiration of such tender offer.

Pursuant to an Assignment and Assumption Agreement dated June 24, 2008, Sun assigned its rights and obligations under the Option Agreement to Purchaser. Purchaser exercised the Options by delivering a Notice of Exercise, dated June 25, 2008, to TDC, Dr. Barrie Levitt, Dr. Daniel Moros, Ms. Tal Levitt and Dr. Jacob Levitt, and has commenced the Offer as required by the Option Agreement.

II.	Background to the Existing Merger Agreement and Other Transactions - the Company’s Severe Financial Difficulties.

Delisting from NASDAQ; Deficiencies in Financial Statements.  The Company’s Ordinary Shares had been publicly traded on the New York Stock Exchange from 1961 to 1982 and on NASDAQ since 1982, but were delisted from the NASDAQ Global Select Market on December 13, 2006 for the Company’s failure to file the Company’s 2005 20-F on a timely basis. According to the 2007 Proxy, this failure was caused by deficiencies in the Company’s 2003 and 2004 financial statements, which required restatement of the 2003 and 2004 financial statements and led to delays in completing the 2005 audit. The delay in completing the 2005 audit also meant that the Company was unable to provide interim results during the 2006 fiscal year.

According to the 2007 Proxy, in or around August 2006, the Audit Committee of the Company’s Board of Directors retained independent counsel for the purpose of conducting an internal investigation to determine the causes of the deficient financial statements. On October 30, 2006, the independent counsel rendered its report to the Company’s Board of Directors presenting its findings. The report concluded that a member of the Company’s senior financial management caused the Company to make misleading statements in correspondence to members of the staff of the Commission, when responding to inquiries by the Commission staff with respect to the Company’s financial statements for 2003 and 2004, and that this individual and another member of the Company’s financial management also made misrepresentations to employees of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global), the Company’s independent auditors, in 2006 concerning the availability of wholesaler inventory data in connection with the 2005 year-end audit. After such report was presented to the Company’s Board of Directors, the Company’s Chief Financial Officer and another member of financial management employed by Taro USA resigned from their positions.

Losses; Liquidity Issues.  On March 20, 2007, a year overdue, the Company’s 2005 20-F, which contained restated financial statements for 2003 and 2004, was filed with the Commission. According to the Company’s 2005 20-F, the restated financial statements revealed that the Company had incurred a net loss of $31.5 million in 2004. According to the Company’s Preliminary 2007 Full Year Results, filed with the Commission on Form 6-K on February 20, 2008 (the “February 2008 6-K”), the Company suffered a net loss of $140.7 million for the year ended December 31, 2006.

In addition, the Company’s operations as a going concern were threatened by liquidity issues. In the Company’s 2005 20-F, the Company disclosed that its cash flows had been negatively impacted by price erosion, capital expenditures, research and development costs, operating losses, and reductions in wholesaler inventories. The Company stated that, although it had implemented initiatives to improve revenues and cash collection, it did not believe that such initiatives would generate sufficient liquidity to meet its future obligations. As such, the Company indicated that if it failed to raise additional equity capital or debt, or restructure or refinance its existing debt, it would be likely to experience a number of material adverse effects, including having to seek relief under applicable insolvency or reorganization laws. In the first quarter of 2007, the Company began to prepare draft documents for protection under Chapter 11 of the United States Bankruptcy Code. According to the 2007 Proxy, on April 30, 2007, the Company had total unrestricted cash and cash equivalents of only $11.5 million and total indebtedness to its financial creditors of approximately $240 million. According to the 2007 Proxy, the Company also anticipated a failure to satisfy payments of approximately $15 million due in the third week of May 2007, and another $10 million of bank debt maturing on June 11, 2007.

Pressure from Creditors.  According to the 2007 Proxy, the delay in issuing the audited financial statements for the year ended December 31, 2005 resulted in the Company not being in compliance with its reporting obligations under certain of its debt instruments. In the fourth quarter of 2006, the Company received numerous phone calls from its banks and letters and phone calls from the holders of its 2003 and 1999 bonds expressing concern about the delay in filing its financial statements. Further, approximately $10 million of debt due under the Company’s credit facility was scheduled to mature as of December 31, 2006. According to the 2007 Proxy, the Company had insufficient liquidity to make the required principal payments as of that date and had negotiated periodic extensions of the maturity of such amounts under its credit facility through June 8, 2007. In addition, the deterioration in the Company’s financial performance caused holders of its outstanding debt securities to be concerned about its ability to service their debt (in particular, principal and interest on the Company’s notes issued in 2003, which amounts were due during the third week of May 2007) and its overall financial viability. Finally, according to the 2007 Proxy, the delay in issuing the audited financial statements for the year ended December 31, 2006, resulted in the Company not being in compliance with its reporting obligations under certain of its debt instruments of that fiscal year as well. As a result of these factors, according to the 2007 Proxy, various creditors had the right to elect to accelerate their indebtedness and certain creditors may have elected to proceed against the collateral granted to them to secure such indebtedness.

The Company’s Board Seeks Financial Assistance.  According to the 2007 Proxy, the significant difficulties encountered by the Company led its Board of Directors to seek options to enable the Company to continue as a going concern. According to the 2007 Proxy, in early November 2006, in light of the increasing pressures on the Company’s liquidity, the Company retained The Blackstone Group, an investment banking firm (“Blackstone”), to assist it in exploring strategic alternatives.

In the months of November and December 2006 and through the first quarter of 2007, Blackstone contacted 20 potential buyers and investors (six strategic and 14 financial investors), collected and prepared extensive due diligence information to be shared with potential bidders through a web-based data room, and assisted the Company’s management in giving management presentations to 13 potential bidders.

According to the 2007 Proxy, after an exhaustive process that lasted from January to May, 2007, the Company conducted extensive meetings with various bidders, eventually leading to the submission of “best and final” binding proposals by the three remaining bidders on May 15, 2007, one of which was Sun.

Sun’s proposal contemplated an acquisition of all outstanding Ordinary Shares and Founders’ Shares in a merger transaction at a price of $6.50 per share. Sun also proposed to make equity investments in the Company. The other two proposals were, respectively, for (i) a cash tender offer to purchase 44% of the Ordinary Shares held by shareholders other than the Levitt and Moros families at a price of $5.25 per Ordinary Share, and (ii) a cash tender offer to purchase 55% of the Ordinary Shares held by shareholders other than the Levitt and Moros families at a price of $6.00 per Ordinary Share, in each case with TDC being purchased at the same price based on the number of Ordinary Shares it owned, and without additional consideration being paid for the Founders’ Shares or TDC’s minority interest in Taro USA.

According to the 2007 Proxy, on May 16, 2007, the Company’s Board of Directors met to consider the final proposals which had been received. During an extended meeting between Sun and the Company’s Board of Directors, the Company’s Board of Directors persuaded Sun to revise its proposal and increase (i) the proposed merger consideration from $6.50 to $7.75 per Ordinary Share, and (ii) the amount of Sun’s investment from $20 million to $45 million through the purchase of newly-issued Ordinary Shares at a price of $6.00 per share, representing the approximate then-market price of the Company’s Ordinary Shares. The Company’s Board of Directors also persuaded Sun to agree to close on the proposed transaction without audited financial statements.

Approval of the Existing Merger and Other Transactions by the Company’s Board.  According to the 2007 Proxy, after full consideration of all proposals and expressions of interest, the Company’s Board of Directors determined that the Sun proposal reflected a superior proposal, having, among other things, provided $30 million more of equity financing and a substantially higher price per share in the merger than the other two bids being considered. According to the 2007 Proxy, immediately thereafter, after careful consideration and deliberation and based, in part, on the recommendation of the Board of Directors’ Audit Committee, the Company’s Board voted unanimously at its special meeting to adopt resolutions:

•	approving, adopting and authorizing in all respects the Existing Merger Agreement and the related agreements and transactions;

•	determining that the Existing Merger Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of the Company and its shareholders;

•	determining that, considering the financial position of the Company and Aditya, no reasonable concern existed that the Company, as the surviving corporation, would be unable to fulfill the obligations of the Company to its creditors;

•	approving the treatment of options, in the manner set forth in the Existing Merger Agreement;

•	directing the Company’s management to call an extraordinary general meeting of shareholders and to take the other actions necessary under the Israeli Companies Law to complete the Existing Merger;

•	recommending to the Company’s shareholders that they vote “FOR” approval and adoption of the Existing Merger Agreement and the transactions contemplated thereby; and

•	approving the proposed investment by Sun, according to which, in consideration for $45 million, Purchaser would be issued 7,500,000 Ordinary Shares, at a price per share of $6.00, and a three-year warrant to purchase an additional 7,500,000 Ordinary Shares, at an exercise price of $6.00 per share. Purchaser would also be granted customary registration rights. As described above, these infusions of equity were urgently required by the Company to provide immediate liquidity and avoid payment defaults.

Execution of Agreements, Purchaser’s Equity Investments Enable the Company to Meet Its Obligations.  On the evening of May 18, 2007, the Existing Merger Agreement, TDC Merger Agreement, voting agreements, SPA, Option Agreement and related documents were executed. On May 21, 2007, prior to the opening of trading on the National Stock Exchange of India Ltd. and Bombay Stock Exchange Ltd. in Mumbai, India, the Company and Sun each issued a press release announcing the execution of the transaction agreements.

On May 21, 2007 and May 30, 2007, the Company issued to Purchaser, and Purchaser purchased from the Company, a total of 6,787,500 Ordinary Shares for an aggregate price of $40.725 million. The Company admitted, in the 2007 Proxy, that in the absence of these equity investments, the Company would not have been able to make the required payments to the holders of its bonds on May 21, 2007.

On June 8, 2007, the Company mailed proxy materials to holders of its Ordinary Shares calling extraordinary general meetings of shareholders for the purpose of voting on the Existing Merger Agreement (the “Meetings”).

On August 2, 2007, Dr. Levitt induced Sun to partially exercise the Warrant with respect to 3,000,000 Ordinary Shares, which were issued to Purchaser for total proceeds to the Company of $18,000,000.

The Company Postpones the Required Shareholder Meetings.  On July 23, 2007, the Company announced the rescheduling of the Meetings. The Company claimed that the postponement was intended to allow shareholders additional time to fully consider the proposed transaction with Sun. The Company claimed that the decision to reschedule the Meetings was made out of concern that public statements made by Templeton and its representatives, and the court motions filed by Templeton (as described in Section 15 below), may have caused confusion among shareholders. At that time the Company announced that it intended to set a new record date, mail supplemental proxy materials to the shareholders and hold the Meetings on September 25, 2007.

The Company obtained Sun’s consent to the rescheduling of the Meetings. At the same time, the Company also proposed to eliminate certain non-solicitation provisions of the Existing Merger Agreement with respect to a possible third party offer. Sun agreed to this as well.

On August 16, 2007, the Company again postponed the Meetings, this time until it could provide the shareholders with financial results for the year ended December 31, 2006 and for the first and second quarters of 2007. According to the Company’s Form 6-K filed with the Commission on August 20, 2007, at that time the Company announced that it hoped the audited financial statements for 2006 and unaudited financial statements for the first two quarters of 2007 would be available in September 2007 and that the Meetings could be rescheduled for late October or November, 2007.

On December 6, 2007, the Company released its preliminary 2007 interim results for the nine months ended September 30, 2007 but again failed to call the Meetings.

Lack of Third Party Interest.  As mentioned above, Purchaser agreed, pursuant to an Amendment, dated July 23, 2007 to the Existing Merger Agreement, to eliminate certain non-solicitation provisions of the Existing Merger Agreement with respect to a possible third party offer. This allowed the Company to engage in discussions with third parties about their interest in the Company. As disclosed by the Company to Sun and Purchaser on March 3, 2008 in accordance with the Existing Merger Agreement, only one such third party expressed its interest in writing, whereby such third party contemplated the acquisition of control of the Company through a cash tender offer to purchase at least 15% of the Ordinary Shares held by shareholders other than the Levitt and Moros families or entities controlled by them (collectively referred to as the “Founders”) at $11.00 per Ordinary Share, with certain other terms. According to documents provided by the Company to Purchaser, this third party’s interest in proceeding with a transaction was subject to, among other things, satisfactory due diligence, the reimbursement by the Company of their due diligence costs up to $1 million, the Company’s lenders under its credit facility and holders of its debt securities consenting to the change of control and such debt remaining in place and satisfactory arrangements being negotiated with respect to the governance and management of the Company.

Ongoing Audit Difficulties.  As of the date of this Offer to Purchase, the Company has been unable to publish audited financial statements for the years ended December 31, 2006 and December 31, 2007. According to the Company’s Form 6-K furnished to the Commission on February 20, 2008 (the “February 2008 6-K”), the 2006 financial statements have been delayed because the Company is still reviewing the adequacy of estimates for accruals recorded in 2005 and prior years for returns, chargebacks, rebates and administrative fees. According to the February 2008 6-K, this review is still in progress and the eventual outcome cannot be predicted with any certainty at this time. According to the February 2008 6-K, since the Company’s review of accruals has not yet been completed, and is subject to audit by its outside auditors, the Company cannot predict when it will be in a position to issue its 2006 or 2007 audited financial statements.

Tax Assessments Against the Company.  According to the Company’s Form 6-K furnished to the Commission on January 8, 2008, the Company was assessed by the ITA to be liable to pay approximately $34 million in taxes and approximately $19 million in penalties and other charges with respect to taxes which the ITA claims should have been withheld by the Company in connection with the exercise of certain options granted in 1992 to Taro USA, to satisfy option grants made by Taro USA to officers of Taro USA who are residents of the United States.

The Company’s Recent Performance.  According to the February 2008 6-K, for the year ended December 31, 2007, the Company estimated net sales of approximately $313 million, gross profit of approximately $168 million, or 53.7% of sales, and net income of approximately $21.1 million. Additionally, there were approximately $12 million of one-time charges and non-recurring expenses, including significantly higher professional fees due to the restatement of 2003 and 2004 results, the related investigation and the proposed transaction with Sun.

According to the February 2008 6-K, as of December 31, 2007, the Company had approximately $45 million in cash or cash equivalents, after making normally scheduled and required principal debt payments of approximately $35 million since December 2006 and sustaining a number of one time expenses. According to the February 2008 6-K, for 2008, the Company is scheduled to make principal and interest payments totaling approximately $42 million. In addition, the Company has a separate $28 million credit facility that matures in late 2008, which it expects to be able to refinance. As of December 31, 2007, the Company’s total debt was approximately $218 million. According to the February 2008 6-K, the Company believes, in the ordinary course, that it should have sufficient liquidity to meet its cash requirements for the foreseeable future, subject to the continuing support of its lenders. According to the February 2008 6-K, the Company continues to be out of compliance with certain of its debt instruments and continues to discuss the situation with its lenders.

As mentioned in Section 7, the Company has provided Purchaser and Sun with weekly gross sales figures for certain periods in 2008. Attached hereto as Annex A is a chart comparing the Company’s weekly and cumulative gross sales figures for 2008 with the Company’s gross sales figures for the equivalent periods in 2007, to the extent provided by the Company.

III. Purchaser’s Efforts to Consummate the Existing Merger; the Company’s Termination of the Existing Merger Agreement.

Sun’s Purchase of Ordinary Shares on the Open Market and from Brandes.  In July 2007, Sun Pharma purchased 58,500 Ordinary Shares in two open market transactions at an average price of $6.78 per Ordinary Share.

In February 2008, Dr. Levitt urged Purchaser to bid for the 3,712,557 Ordinary Shares being sold by Brandes. Brandes was then the third largest shareholder of the Company, and Dr. Levitt represented that its shares would be material in obtaining – or preventing another shareholder from blocking – a shareholder vote in favor of the Existing Merger. As a result, Purchaser’s bid price represented a premium for the additional assurance that the Existing Merger would be approved by the Company’s shareholders. Brandes, a large, well-informed institutional investor, set a reserve price of $9.00 per share on its Ordinary Shares and conducted a blind auction between Purchaser and Templeton. Purchaser’s winning bid in the blind auction was $10.25 per Ordinary Share. On February 19, 2008, Purchaser purchased 3,712,557 Ordinary Shares from Brandes at $10.25 per Ordinary Share, for an aggregate amount of approximately $38.05 million.

Discussions Concerning Amendment to the Merger Agreement.  Immediately following the purchase from Brandes, representatives of Sun contacted representatives of the Company and proposed to recommend to the Boards of Purchaser and Sun an increase the consideration under the Existing Merger Agreement from $7.75 to $10.25 per Ordinary Share, an increase of approximately 32%, in order to provide to all shareholders the same increased consideration that Sun paid to Brandes.

In February and March 2008, representatives of Sun proposed to recommend to the Boards of Purchaser and Sun that the Existing Merger Agreement be amended to reflect the increased merger consideration and modify certain of the terms contained therein. Although draft amendments of the merger documents were exchanged between Purchaser’s advisors and the Company’s advisors in March 2008, the documents were not finalized because the Company, through its Chairman and its advisors, indicated to Purchaser and Sun that the Company was not agreeable to a merger with Aditya at a price of $10.25 per Ordinary Share.

In a conference call on April 11, 2008, among Dr. Levitt, Sun, and their respective advisors, Sun explained to Dr. Levitt why it believed that an increase in price to $10.25 per Ordinary Share pursuant to the Existing Merger Agreement would be more than generous. Sun reiterated its willingness to submit such a proposal to its Board of Directors and the Board of Directors of Purchaser if the Company’s Board of Directors were to be supportive of such a proposal. However, Dr. Levitt and the Company’s advisors indicated that they believed the Company to be worth more than $10.25 per Ordinary Share and reiterated their unwillingness to conclude a merger at this price.

In an email to Sun’s Chairman and Managing Director, Dilip S. Shanghvi, on April 16, 2008, Dr. Levitt stated that he was disappointed with the conference call of April 11, 2008. Dr. Levitt offered to call a meeting of the Company’s Board to decide on next steps, and invited Mr. Shanghvi to present Sun’s position to the Company’s Board. Dr. Levitt indicated that he would arrange such a meeting after May 1, 2008 to give Mr. Shanghvi the chance to come to the United States.

In an email to Dr. Levitt on April 21, 2008, Mr. Shanghvi thanked Dr. Levitt for the invitation and agreed that it would be constructive for him to address the Company’s Board of Directors. Mr. Shanghvi stated that, in order to avoid any miscommunication, he believed it would be best for the meeting to take place in person. He urged Dr. Levitt to set the meeting date as early as possible, and promised to arrange his schedule so as to make himself available to attend.

Also on April 21, 2008, Purchaser explained in a separate letter to the Company’s Board of Directors why it believed that a price of $10.25 per share was generous.

On May 2, 2008, Dr. Levitt attempted to refute many of the points made in Purchaser’s letter of April 21, 2008, and in a letter to Mr. Shanghvi, noted additionally that Merrill Lynch had advised the Company that it believed the proposed price of $10.25 per Ordinary Share to be inadequate from a financial point of view; and that the Company’s directors were concerned that their fiduciary duty to shareholders would preclude them from agreeing to the transaction on the terms proposed.

In an email to Mr. Shanghvi, also on Friday, May 2, 2008, Dr. Levitt invited Mr. Shanghvi to a conference call of the Company’s Board of Directors at 10.00 a.m. Eastern Time on Monday, May 5, 2008 and said that it was not possible to organize an in-person or video meeting.

In an email to Dr. Levitt on Monday, May 5, 2008, Mr. Shanghvi responded that Sun disagreed with many of the points raised in the letter from Dr. Levitt, but strongly believed that these issues were of such importance that Sun and the Company should meet in person to discuss them. Mr. Shanghvi also noted in the letter that:

•	Sun was disappointed to learn that the Company had rejected its request for a meeting with the Company’s Board of Directors in person;

•	Sun had hoped for the opportunity to explain the basis of its valuation of the Company and its perspective on this transaction to the Company’s Board of Directors;

•	Sun was surprised that the Company’s Board of Directors seemed to have already made up their minds, without listening to Sun and its affiliates (who are the Company’s largest non-controlling shareholders), that a merger at $10.25 would not be in the best interests of all of the Company’s shareholders;

•	Mr. Shanghvi was surprised that he was given less than 72 hours’ notice of a Board call that had such serious implications for the Company’s shareholders;

•	Mr. Shanghvi offered to extend his stay in the United States beyond his existing commitments in order to meet with the Company’s Board of Directors in person on May 12, 2008;

•	Mr. Shanghvi believed that the impasse between Sun and the Company had been dragging on for too long, and wanted an expeditious resolution; and

•	If by May 26, 2008, Sun and the Company were not able to reach a mutually-agreeable solution, he would have no choice but to conclude that the Company is not interested in a negotiated transaction.

In an email exchange with Mr. Shanghvi on May 5, 2008, Dr. Levitt invited Mr. Shanghvi to a meeting of the Company’s Board at its headquarters in Hawthorne, New York on May 14, 2008, with some directors to be present in person and others to attend by videoconferencing from Israel.

On May 14, 2008, Mr. Shanghvi and his legal advisor met with Dr. Levitt, certain other members of the Company’s Board of Directors, and the Company’s legal advisor at the Company’s headquarters in Hawthorne. Other members of the Company’s Board, and the parties’ respective Israeli legal counsel, attended via videoconference from Israel. During this meeting, Mr. Shanghvi made the following key points:

•	$10.25 per share represents a generous EBITDA multiple after adjusting the Company’s 2008 planned EBITDA for normalized research and development and selling, general and administrative expenses, a 24% premium over the market price of the Ordinary Shares in May 2008, and a 32% premium over the price of $7.75 per share provided by the Existing Merger Agreement;

•	A valuation at $10.25 per share implies a significant improvement in operating margins, which would normally be associated with a much larger company enjoying significant operating efficiencies;

•	The Company is still overleveraged, with $218 million in debt, $42 million of which is due in 2008, with an additional $28 million due to be refinanced in 2008. The difficult credit environment and the Company not being current in its financial statements will make refinancing the Company’s debt challenging;

•	Several pharmaceutical companies are developing competing products and plan to enter the generic dermatology market, increasing competitive pressure on the Company;

•	The Company’s new products have performed poorly, with revenues from the nine products approved since 2006 contributing only 4% of the Company’s U.S. revenues. These fail to compensate for the erosion in value of existing products; and

•	External reports demonstrate a sharp downward trend in sales revenues of the Company.

However, during the meeting, Dr. Levitt prohibited the other members of the Company’s Board of Directors from asking Mr. Shanghvi any questions or responding to any of the points made by Mr. Shanghvi. Dr. Levitt was also unwilling to let Mr. Shanghvi’s legal advisor address the Company’s directors. Despite the good faith efforts and best intentions of Purchaser and Sun, no substantive discussions took place between Mr. Shanghvi and the Company’s Board of Directors at the meeting.

The Company’s Purported Termination of the Existing Merger Agreement; Subsequent Events.  By a letter to Purchaser and Aditya dated May 28, 2008, the Company notified Sun and its affiliates that the Company was terminating the Existing Merger Agreement effective as of 8 a.m. Israel time that day, on the grounds that the December 31, 2007 termination date specified in the agreement had passed. It appears that, by virtue of the purported termination of the Merger Agreement, there was also a purported termination of the TDC Merger Agreement. Also on May 28, 2008, the Company issued a press release to the same effect, and Dr. Levitt sent a letter to Mr. Shanghvi in this regard. At the same time, the Company and certain of its directors commenced the STO Litigation in the Tel-Aviv District Court seeking a declaratory ruling that, should Purchaser, Sun or Aditya pursue a tender offer to purchase the Ordinary Shares under the terms of the Option Agreement, they must comply with the “special tender offer” rules under the Israeli Companies Law. The Company’s lawsuit also asked that Purchaser, Sun and Aditya be precluded from acquiring Ordinary Shares pursuant to the Option Agreement unless they first comply with the “special tender offer” rules. See Section 15 for an explanation of these rules. Purchaser, Sun and Aditya believe that the STO Litigation is without merit and intend to vigorously challenge it.

On May 29, 2008, in a letter to Dr. Levitt, Mr. Shanghvi stated Sun’s position; namely, that (i) the Company was not entitled to terminate the Existing Merger Agreement, (ii) Sun would consider all of its options, including commencement of legal proceedings as to the Company’s right to terminate the Existing Merger Agreement, and (iii) Sun continued to believe that a merger at $10.25 per Ordinary Share, which Sun had offered to recommend to its Board of Directors, was in the best interests of all of the Company’s shareholders.

On June 5, 2008, in a letter to the Company’s Board of Directors, Mr. Shanghvi responded to the Company’s comments about its Irish subsidiary, in the Company’s press release dated May 28, 2008, which Sun and Purchaser believe indicate that the Company intends to pursue a sale of these operations (which, pursuant to the Existing Merger Agreement, would have required Sun’s consent). In the letter, Mr. Shanghvi informed the Company’s Board of Directors of Sun’s belief that any plan by the Company to divest its Irish facilities was part of a concerted effort to discourage Sun from pursuing its rights to acquire the Company, and that Sun would scrutinize the transaction process and the terms of any such proposed transaction. The letter reiterated that Sun vigorously disputed the termination of the Existing Merger Agreement and would not stand by idly if the Company pursued actions contrary to the Existing Merger Agreement that strip the Company of assets of strategic importance to its future operations, and that Sun would otherwise have had the opportunity to preserve and subsequently develop, had the Company not purported to have terminated the Existing Merger Agreement.

On June 15, 2008, the Company filed another action with the Tel-Aviv District Court seeking a declaratory ruling and permanent injunction against Sun, Purchaser and Aditya from taking actions to hinder the Company from selling its Irish facilities to a third party. On the same day, in a letter from Dr. Levitt to Mr. Shanghvi, Dr. Levitt invited Sun to submit a bid on the Company’s Irish subsidiary by June 23, 2008.

On June 17, 2008, the Company filed a motion with the Tel-Aviv District Court arguing that the August 30 Templeton Motion (as described in Section 15 below) is moot in light of the Company’s purported termination of the Existing Merger Agreement and requested the court hearing scheduled for July 2, 2008 be dismissed. On June 19, 2008, Sun and Purchaser filed a response to the Company’s motion, rejecting the purported termination of the Existing Merger Agreement, and agreeing to leave the scheduling of the hearing to the Tel-Aviv District Court’s discretion. On June 24, 2008, Templeton filed a response to the Company’s motion, agreeing that the hearing be postponed as to one issue and requesting that the Tel-Aviv District Court impose various conditions to any postponement as to another issue. On June 26, 2008, the Tel-Aviv District Court ruled that the hearing would be held as scheduled, with the scope and nature of the hearing to be determined during the hearing.

On June 19, 2008, the Company issued a letter to its shareholders which, among other things, urged the shareholders not to take any hasty action in any tender offer which Sun may commence for the Ordinary Shares, but to instead await receipt of information from the Company, including the evaluation of the Company’s Board.

On June 23, 2008, in a letter to Dr. Levitt, Mr. Shanghvi responded to Dr. Levitt’s letter of June 19, 2008 to the Company’s shareholders, the June 15, 2008 letter from Dr. Levitt to Mr. Shanghvi, and the Initiating Motion filed by the Company in the Tel-Aviv District Court. Mr. Shanghvi noted Sun’s objection to the proposed sale of the Company’s Irish subsidiary on the grounds that (i) such a sale would be a mishandling of assets by the Company, (ii) the terms of the proposed sale were unfavorable to the Company, (iii) the Company had not undertaken a robust and transparent sale process, particularly in light of the fact that one of the proposed buyers was close to the Company’s senior management, and (iv) the circumstances of the sale demonstrated continued entrenchment by the Levitt family.

On June 25, 2008, Purchaser, Sun and Aditya commenced the Fraud Litigation against the Company and its directors in the Supreme Court of the State of New York. In the Fraud Litigation, Purchaser, Sun and Aditya alleged, among other things, that the Company and its directors defrauded them by inducing them to invest nearly $100 million in the Company, including nearly $60 million provided to assist the Company during its worst financial difficulties, in the good faith belief that this expenditure would preserve their interests in the Company. After a year of procrastinating, and having had the benefit of Purchaser’s cash infusions, the Company purported to terminate the Existing Merger Agreement and then filed the STO Litigation in an attempt to block consummation of the Option Agreement. The Fraud Litigation is currently pending. On the same day, Purchaser delivered a Notice of Exercise to TDC, Dr. Levitt, Dr. Moros, Ms. Tal Levitt and Dr. Jacob Levitt, notifying them of its exercise of the Options, and published a press release announcing its intention to commence the Offer.

11.	Purpose of the Offer; Plans for the Company After the Offer.

Purpose of the Offer.  The purpose of the Offer is to comply with the terms of the Option Agreement and to acquire, pursuant to the Option Agreement, the Founders’ Shares, certain Ordinary Shares, and TDC.

Plans for the Company.  Following expiration of the Offer and consummation of the Option Agreement, Purchaser will own at least 42.01% of the economic interests and 44.9% of the Effective Voting Rights of the Company. By reason of such shareholdings, Purchaser believes that it will be able to control the outcome of most actions that require approval by a majority of the shareholders. Purchaser intends to conduct a detailed review of the Company’s business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, initially following the consummation of the Offer, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted, but Purchaser reserves the right to make any changes that Purchaser deems necessary, appropriate or convenient to optimize exploitation of the Company’s potential, including, among other things, changes in the Company’s business, corporate structure, assets, properties, marketing strategies, capitalization, personnel or dividend policy and changes to the Company’s Articles of Association. In order to effectuate such changes, Purchaser may also seek a change in the Company’s management or Board of Directors.

Except as indicated in this Offer to Purchase, Purchaser does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend policy, or indebtedness or capitalization of the Company, or (iv) any other material change in the Company’s corporate structure or business.

After the Offer, Purchaser may also from time to time consider additional purchases of shares of the Company pursuant to one or more transactions, subject to applicable law. Future purchases may be on the same terms or on terms that are more or less favorable to the Company’s shareholders than the terms of the Offer. Any possible future purchases will depend on many factors, including the results of the Offer, the market price of the Company’s Ordinary Shares, Purchaser’s and its affiliates’ business and financial position and general economic and market conditions. In addition, following consummation of the Offer, Purchaser may also determine to dispose of its Ordinary Shares and Founders’ Shares, in whole or in part, at any time and from time to time, subject to applicable law. Any such decision would be based on Purchaser’s assessment of a number of different factors, including, without limitation, the business, prospects and affairs of the Company, the market for the Ordinary Shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to Purchaser and its affiliates.

12.	Dividends and Distributions.

If, on or after the date of this Offer to Purchase, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Ordinary Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of Ordinary Shares or (iii) issue or sell any additional Ordinary Shares (other than Ordinary Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, then, without prejudice to Purchaser’s rights under Section 14, Purchaser may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of this Offer to Purchase, the Company should declare, set aside, make or pay any dividend, on the Ordinary Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Ordinary Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Trustee or its nominee or transferee on the Company’s stock transfer records of the Ordinary Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights under Section 14, (i) the purchase price per Ordinary Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of the Trustee and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Trustee, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Trustee will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and Purchaser may, in its sole discretion, adjust the purchase price accordingly.

13.	Possible Effects of the Offer on the Market for Ordinary Shares, Pink Sheets Listing and Exchange Act Registration.

Possible Effects of the Offer on the Market for the Ordinary Shares.  The purchase of Ordinary Shares by Purchaser pursuant to the Offer will reduce the number of Ordinary Shares that might otherwise trade publicly and will reduce the number of holders of Ordinary Shares, which could adversely affect the liquidity and market value of the remaining Ordinary Shares held by the public.

Pink Sheets Listing.  The purchase of Ordinary Shares by Purchaser pursuant to the Offer may result in there being so few remaining shareholders and publicly held shares that market makers who quote the Ordinary Shares on the Pink Sheets may stop quoting them.

Exchange Act Registration.  The Ordinary Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Ordinary Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. The Ordinary Shares are currently not listed on a “national securities exchange”. The Pink Sheets is not a “national securities exchange”. The termination of the registration of the Ordinary Shares under the Exchange Act would reduce the information required to be furnished by the Company as a “foreign private issuer” (according to the Company’s 2005 20-F, the Company is a “foreign private issuer” for the purposes of the Exchange Act) to holders of Ordinary Shares and to the Commission and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Ordinary Shares. In addition, affiliates of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. In the event that, after consummation of the Offer, the requirements for termination of registration are met, Purchaser may seek to cause the Company to terminate the registration of the Ordinary Shares under the Exchange Act.

14.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Ordinary Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if immediately prior to the expiration of the Initial Offering Period, any of the following conditions shall exist:

(a) Grantor Condition – TDC, Dr. Levitt, Dr. Moros, Dr. Jacob Levitt and Ms. Levitt have not either (i) fully performed their obligations under the Option Agreement, or (ii) taken all actions necessary to perform such obligations contemporaneously with the expiration of the Offer;

(b) Litigation Condition – There is an order of a court of competent jurisdiction prohibiting Purchaser from closing the Offer or requiring Purchaser to conduct a “special tender offer” under the Israeli Companies Law;

(c) HSR Condition – any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as amended (“HSR Act”), has not expired or been terminated;

(d) ILA Condition – Purchaser has not received approval from the ILA in respect of Purchaser’s acquisition of control of the Company;

(e) Purchaser has not received approval from the Investment Center of the Israeli Ministry of Industry, Trade & Labor or from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade & Labor for Purchaser’s acquisition of shares of the Company pursuant to the Offer and the Option Agreement. See Section 15;

(f) the Company or any of its subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Ordinary Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, Ordinary Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Ordinary Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice, (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (viii) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Purchaser’s judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Ordinary Shares or other securities, assets or business of the Company or any of its subsidiaries) or paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase, (ix) authorized, recommended, proposed, announced its intent to enter into or entered into any other agreement or arrangement with any person or group that, in Purchaser’s judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Ordinary Shares to Purchaser or any of its subsidiaries or affiliates, (x) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Ordinary Shares by Purchaser or its consummation of any merger or other similar business combination involving the Company, (xi) except as may be required by law, taken any action to terminate or amend any employee benefit plan of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously announced or (xii) amended, or authorized or proposed any amendment to, its Articles of Association (or other similar constituent documents) or Purchaser becomes aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its Articles of Association (or other similar constituent documents) which has not been publicly disclosed prior to the date of this Offer to Purchase; or

(g) the court has ordered or the parties thereto have agreed, in connection with the resolution of the Fraud Litigation, that the Existing Merger Agreement was improperly terminated and is to be reinstated, or Purchaser or any of its affiliates has entered into a merger agreement or other transaction with the Company, pursuant to which Purchaser would terminate the Offer, and the Ordinary Shares would, upon consummation of such merger or other transaction, be converted into the right to receive the consideration negotiated by Purchaser and its affiliates, on the one hand, and the Company, on the other hand; or

(h) (I) there has been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer, by any U.S. or non-U.S. legislative body or governmental authority with competent jurisdiction (other than the routine application of the waiting period provisions of the HSR Act to the Offer referred to in condition (c) above), that is reasonably likely to result, directly or indirectly, in such governmental authority (i) finding that the making of the Offer or acceptance for payment of any Ordinary Shares by Purchaser to be in violation of such statute, rule, regulation, legislation or interpretation, (ii) restraining or prohibiting the making of the Offer, the acceptance for payment of any Ordinary Shares by Purchaser, or seeking to obtain damages in connection with the Offer; (iii) seeking to prohibit or limit the ownership or operation by the Company, Purchaser or any of their affiliates of all or any of the business or assets of the Company, Purchaser, or any of their affiliates or to compel the Company, Purchaser any of their affiliates to dispose of or to hold separate all or any portion of the business or assets of the Company, Purchaser or any of their affiliates; (iv) seeking to impose or confirm any limitation on the ability of Sun, Purchaser or any other affiliate of Sun to exercise effectively full rights of ownership of any shares of the Company; (v) seeking to require divestiture by Sun, Purchaser or any other affiliate of Sun of any shares of the Company; or (vi) which otherwise would prevent or materially delay consummation of the Offer, or (II) there is pending litigation brought by or before any U.S. or non-U.S. legislative body or governmental authority with competent jurisdiction seeking as relief any of items (h)(I)(i) through (vi) above.

The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser and/or its affiliates regardless of the circumstances giving rise to any such condition or, may be waived by Purchaser and/or its affiliates in whole or in part at any time and from time to time prior to the expiration of the Offer in their sole discretion. The failure by Purchaser and/or its affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.	Certain Legal Matters and Regulatory Approvals.

I.	General.

Except as described in this Offer to Purchase, none of Purchaser or Sun is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Ordinary Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any U.S. (federal or state) or non-U.S. governmental authority which would be required prior to the acquisition of Ordinary Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser’s current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Ordinary Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser’s right to decline to purchase Ordinary Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or Purchaser or that certain parts of the businesses of the Company or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Ordinary Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for a description of the conditions of the Offer.

II.	Applicable Israeli Laws.

Full Tender Offer.  The Israeli Companies Law provides that a purchaser may not acquire shares that would result in holding more than 90% of the outstanding shares, or of the outstanding shares of any class, in a public company, otherwise than by means of a “full tender offer”. If the full tender offer is for all of the outstanding shares in a public company and results in the purchaser’s holding more than 95% of the total number of outstanding shares, the remaining shares are deemed to have been sold to the purchaser, as further described below and neither the “special tender offer” rules nor the Proration Requirement (as described below) are applicable. Similarly, if the full tender offer is for a specific class of the outstanding shares in a public company and results in the purchaser’s holding more than 95% of the outstanding shares of such class, the remaining shares of such class are deemed to have been sold to the purchaser, and neither the “special tender offer” rules nor the Proration Requirement are applicable. However, the Israeli Companies Law provides that a purchaser may not acquire more than 90% but not more than 95% of the total number of outstanding shares, or of the outstanding shares of any class, in a public company. As such, if the purchaser conducts a tender offer and the shares tendered would result in the purchaser owning more than 90% but not more than 95% of the total number of ordinary shares, or of the outstanding shares of any class, in the company, the purchaser may only acquire the number of shares, pro rata, that would result in the purchaser owning a maximum of 90% of the total number of outstanding shares, or of the outstanding shares of the class. This has been referred to in this Offer to Purchase as the “Proration Requirement”.

Compulsory Acquisition Event.  As explained above, the Israeli Companies Law provides that if the number of Ordinary Shares validly tendered in the Offer and not properly withdrawn would, when added to the Ordinary Shares already owned by Purchaser and its affiliates, result in Purchaser and its affiliates beneficially owning more than 95% of the total number of outstanding Ordinary Shares, neither the “special tender offer” rules nor the Proration Requirement would apply, and the remaining Ordinary Shares would be deemed sold to Purchaser at $7.75 per Ordinary Share, in cash. As such, if, following expiration of the Offer and consummation of the Option Agreement, Purchaser and its affiliates would beneficially own more than 95% of the total number of Ordinary Shares, then no Ordinary Shares or Founders’ Shares will be deposited in the Trust. Rather, all such shares will be transferred to Purchaser, and, pursuant to the provisions of the Israeli Companies Law, the remaining Ordinary Shares would be deemed sold to Purchaser at $7.75 per share, in cash (a “Compulsory Acquisition Event”). In a Compulsory Acquisition Event, any offeree in the Offer may, within three months following the consummation of the Offer, seek appraisal rights for his Ordinary Shares. The request for appraisal rights may also be brought as a class action.

Offerees seeking appraisal rights for their Ordinary Shares in the event of a Compulsory Acquisition Event will have the “fair value” of their Ordinary Shares determined by an Israeli District Court and may be entitled to receive a cash payment equal to such fair value from Purchaser and/or the Company. In addition, such dissenting shareholders may be entitled to receive payment of a rate of interest on the amount determined to be the fair value of their Ordinary Shares at a rate and from a date as the court considers equitable. As a consequence of the appraisal process, the value so determined could be the same or more than the purchase price per Ordinary Share in the Offer.

The foregoing summary of the rights of dissenting shareholders under the Israeli Companies Law does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters’ rights under the Israeli Companies Law. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the Israeli Companies Law.

Proration Requirement.  The Israeli Companies Law provides that, if, following consummation of a tender offer, a purchaser and its affiliates would beneficially own more than 90% but not more than 95% of the total number of outstanding shares of any class or of the total number of outstanding shares of the target company, the purchaser would only be permitted to purchase the number of shares, on a pro rata basis based on the total number of shares tendered in the offer, that would result in the purchaser and its affiliates beneficially owning a maximum of 90% of the total number of outstanding shares of such class or of the total number of outstanding shares. Purchaser has been advised that this rule is not relevant to the Offer because the Trust ensures that Purchaser and its affiliates will not acquire beneficial ownership of shares representing more than 44.9% of the Effective Voting Rights of the Company unless and until a court of competent jurisdiction determines that Purchaser may do so. However, if a court of competent jurisdiction were to find that this rule is applicable to the Offer, Purchaser would be required to prorate the number of Ordinary Shares purchased pursuant to the Offer. For example, if, prior to the Offer, a total of 1,000 Ordinary Shares were issued and outstanding (disregarding for the purpose of this example any Founders’ Shares), of which Purchaser and its affiliates owned 400 Ordinary Shares, and 540 Ordinary Shares were tendered in the Offer, Purchaser could only purchase up to 500 Ordinary Shares in the Offer. The Ordinary Shares tendered by each shareholder in the Offer would be prorated by approximately 0.93 (500/540), so that if a shareholder were to tender 25 Ordinary Shares in the Offer, only 23 of such Ordinary Shares would be accepted for payment.

In addition, for the purpose of the “90% of the total number of outstanding shares of the Company” determination, if the number of Ordinary Shares held by Purchaser and its affiliates, together with (i) the Ordinary Shares tendered in the Offer and deposited in the Trust, (ii) the number of Ordinary Shares comprising the Purchaser Transfer, and (iii) the Founders’ Shares transferred to Purchaser or deposited in the Trust upon consummation of the Option Agreement, would, upon the release of all such shares from the Trust to Purchaser, result in Purchaser and its affiliates beneficially owning more than 90% but not more than 95% of the total number of outstanding shares of the Company, then immediately prior to the release of such shares from the Trust, Purchaser will sell such number of Ordinary Shares as necessary to ensure that, following such release from the Trust, Purchaser and its affiliates will not own more than 90% of the total number of outstanding shares of the Company.

Similarly, for the purpose of the “90% of the total number of outstanding shares of any class” determination, if the number of Ordinary Shares held by Purchaser and its affiliates, together with (i) the Ordinary Shares tendered in this Offer and deposited in the Trust, and (ii) the number of Ordinary Shares to be transferred to the Trust by Purchaser immediately prior to consummation of this Offer, would, upon the release of all such shares from the Trust to Purchaser, result in Purchaser and its affiliates beneficially owning more than 90% but not more than 95% of the total number of outstanding Ordinary Shares, then immediately prior to the release of such shares from the Trust, Purchaser will sell such number of Ordinary Shares as necessary to ensure that, following such release from the Trust, Purchaser and its affiliates will not own more than 90% of the total number of outstanding Ordinary Shares.

Israeli Regulatory Approvals.  The Company has received tax benefits approved by the Investment Center of the Israeli Ministry of Industry, Trade & Labor, and it has also received partial reimbursement for its research and development expenses from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade & Labor. The relevant approvals relating to these benefits require regulatory approval in respect of a change in the ownership of the Company. Approvals in principle were received in connection with the contemplated change of control under the Existing Merger Agreement. Purchaser intends to apply for updated approvals in principle in light of the purported termination of the Existing Merger Agreement and the commencement of the Offer.

III. Antitrust.

Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“Antitrust Division”) and certain waiting period requirements have been satisfied. The acquisition of Ordinary Shares and/or Founders’ Shares by Purchaser may be subject to such requirements.

Pursuant to the HSR Act, on June 18, 2007, Sun and the Company each filed a Premerger Notification and Report Form (“HSR Form”) with the FTC and the Antitrust Division in connection with the Existing Merger Agreement. On July 18, 2007, the FTC issued to each of Sun and the Company a separate request for additional information and documentary material (“Second Request”). Since Sun and the Company filed their respective HSR Forms in connection with the Existing Merger Agreement, under the provisions of the HSR Act applicable to the Existing Merger Agreement, the issuance of the Second Requests extended the HSR Act waiting period until 11:59 p.m., New York City time, on the thirtieth calendar day after the date of compliance by each of Sun and the Company with such request, unless either (i) the FTC or the Antitrust Division seeks, and is granted, a court order further extending the HSR Act waiting period, or (ii) the HSR Act waiting period is earlier terminated by the FTC and the Antitrust Division.

On June 3, 2008, the Company withdrew its HSR Form, thereby nullifying the HSR Act waiting period in connection with the Existing Merger Agreement. Within one business day of launching the Offer, Sun intends to amend its HSR Form by, among other things, notifying the FTC and Antitrust Division that Sun intends to acquire Ordinary Shares of the Company from third parties pursuant to Rule 801.30 of the HSR Act, which will restart the initial HSR Act 30-calendar day waiting period. The purchase of the Ordinary Shares pursuant to the Offer and the exercise of the Options pursuant to the Option Agreement will not be consummated until the expiration or earlier termination of a 30-calendar day waiting period following the amended filing by Sun. The FTC may issue to Sun a new Second Request, which would extend the HSR Act waiting period until 11:59 p.m., New York City time, on the thirtieth calendar day after the date of compliance by Sun with such request, unless either (i) the FTC or the Antitrust Division seeks, and is granted, a court order further extending the HSR Act waiting period, or (ii) the HSR Act waiting period is earlier terminated by the FTC and the Antitrust Division. The purchase of the Ordinary Shares pursuant to the Offer and the exercise of the Options pursuant to the Option Agreement will not be consummated until the HSR Act waiting period has expired or otherwise been terminated, and the Offer may be extended in connection with the foregoing.

Sun and the FTC are in negotiations pursuant to which the FTC may issue a Decision and Order requiring Sun to make certain, limited non-material divestitures of the assets of Sun and its subsidiaries. The FTC may also investigate whether there are any additional product overlaps between Sun and the Company that have arisen since June 18, 2007. If the FTC identifies any such overlaps, which the FTC believes would cause the consummation of the Option Agreement and Offer to result in a substantial lessening of competition, the Decision and Order may require additional limited divestitures. Upon the FTC’s preliminary approval of such a Decision and Order, the HSR Act waiting period would be terminated. Purchaser anticipates that the FTC will preliminarily approve the Decision and Order prior to the closing of the acquisitions pursuant to the Option Agreement and Offer.

If the acquisition of Ordinary Shares is delayed because the HSR Act waiting period has not expired or otherwise been terminated, the Offer may, but need not, be extended and, in any event, the payment for, and transfer to the Trust of, Ordinary Shares tendered in the Offer will be deferred until 30 days after Sun has complied with its Second Request, unless either (i) the FTC or the Antitrust Division seeks, and is granted, a court order further extending the HSR Act waiting period, or (ii) the HSR Act waiting period is earlier terminated by the FTC and the Antitrust Division.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Ordinary Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Ordinary Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Ordinary Shares pursuant to the Offer or seeking the divestiture of Ordinary Shares purchased by Purchaser or the divestiture of substantial assets of Sun, the Company or their respective subsidiaries.

Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Sun relating to the businesses in which Sun, the Company and their respective subsidiaries are engaged and based upon the length of time that has elapsed since Sun announced on May 21, 2007 that it intended to acquire the Company, Purchaser and Sun believe that neither private parties nor state attorneys general will bring legal action under federal or state antitrust laws challenging the Offer. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made by private parties or state attorneys general or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

IV.	Relevant Litigation.

On May 10, 2007, Templeton filed an initiating motion in the Tel-Aviv District Court seeking certain remedies intended to prevent alleged oppression of minority shareholders. On May 19, 2007, Templeton filed an urgent request with the court indicating that they believed a transaction involving the Company was imminent, and seeking a temporary injunction to prevent the Company from entering into any transaction that might result in oppression of minority shareholders. On May 21, 2007, the Tel-Aviv District Court conducted a hearing and, as part of that hearing, the Company and Templeton agreed to the investment by Purchaser, subject to a temporary decrease in the interim funding the Company was to receive from Purchaser by 9.5%, from $45 million to $40.725 million, and a temporary decrease in the number of Ordinary Shares underlying the three-year warrant to be granted to Sun or its permitted transferee as part of the investment by 9.5%, from 7,500,000 Ordinary Shares to 6,787,500 Ordinary Shares. This agreement was approved by the court. The court did not grant the temporary injunction requested by Templeton.

On June 12, 2007, Templeton filed an additional initiating motion in the Tel-Aviv District Court seeking a declaration by the Court that the investment made by Purchaser and the three-year warrant granted to Sun or its permitted transferee as part of the investment, are invalid. On July 5, 2007, Templeton filed a motion for interim relief and requested that the court: (i) order that Purchaser be precluded from voting its Ordinary Shares at the Meetings being convened to approve the Existing Merger; (ii) enjoin the Meetings until such time as certain information is disclosed by the Company; and (iii) order that no decision or action be taken by the Company in respect of its securities. On July 16, 2007, Sun filed a motion requesting that the initiating motion filed by Templeton on June 12, 2007 be dismissed by the court.

On July 20, 2007, the Tel-Aviv District Court rejected Templeton’s various motions for interim relief. Templeton applied for leave to appeal to the Israeli Supreme Court on July 22, 2007. Templeton requested that the Supreme Court issue an injunction to delay the Meetings that had been called for July 23, 2007, and the request to issue an injunction was rejected by the Supreme Court on the same day. Templeton’s application for leave to appeal was rejected by the Supreme Court on August 12, 2007.

On August 30, 2007, Templeton filed an additional initiating motion in the Tel-Aviv District Court (the “August 30 Templeton Motion”) seeking, among other things: (i) a declaration by the court that the July 23, 2007 notice by the Company of the postponement of the shareholders meetings, scheduled for the same day, was contrary to law and invalid; (ii) a court order requiring that the Company provide Templeton with copies of the proxy cards it received from its shareholders in connection with the aforementioned meetings; (iii) a declaration by the court, to the extent that the aforementioned proxy cards so indicated, that the Existing Merger was rejected by the shareholders of the Company; and (iv) various declarations by the court in respect of (A) how the shareholders of the Company are to be separated into classes for the purposes of convening class meetings to approve the Existing Merger and (B) the majority requirements in such class meetings.

At the September 18, 2007 hearing, the Tel-Aviv District Court set a preliminary hearing for all three initiating motions for January 13, 2008. On January 13, 2008, the court decided that, based on the material already in the court files, a decision would be handed down on Sun’s petition to dismiss Templeton’s June 12, 2007 motion with prejudice. The court further decided that after the decision on Sun’s petition to dismiss is delivered, instructions would be given regarding the May 10, 2007 motion. As for the August 30, 2007 motion, a hearing has been set for July 2, 2008.

On April 30, 2008, the Tel-Aviv District Court issued its decision on Sun’s petition to dismiss Templeton’s June 12, 2007 motion with prejudice. The Tel-Aviv District Court granted Sun’s motion for summary judgment with costs and fees. The Court ordered, in respect of the May 10, 2007 motion, that Templeton retains the right to argue that there was oppression of the minority shareholders and to seek participation in the issuance of Ordinary Shares by the Company, although only to the extent of the Ordinary Shares representing the amount of the decrease in interim funding agreed between the parties on May 21, 2007.

On May 28, 2008, the Company and certain of its directors filed an initiating motion with the Tel-Aviv District Court seeking a declaratory ruling that, should Sun, Purchaser or Aditya pursue a tender offer to purchase the Ordinary Shares under the terms of the Option Agreement, it must comply with the “special tender offer” rules under the Israeli Companies Law. This lawsuit has been referred to above as the “STO Litigation”. The Company’s lawsuit also asks that Sun be precluded from acquiring Ordinary Shares pursuant to the Option Agreement unless it first complies with the “special tender offer” rules. Purchaser and its affiliates have obtained an expert opinion from a respected professor of Israeli corporate law that a “special tender offer” is not required by the Israeli Companies Law in the present case and intend to vigorously contest the action brought by the Company.

The Israeli Companies Law specifies that a purchase of the shares of a public company may be made only by means of a “special tender offer” if (i) the result of the purchase would be that the purchaser will control more than 45% of the voting power of the company; and (ii) at the time of such purchase, no other person controls in excess of 45% of the voting power of the company.

The consequences of the demand that a “special tender offer” be used, under the Israeli Companies Law, include (i) the obligation to obtain (a) the approval of a majority of the votes of offerees who expressed a position in the Offer (under Israeli law, shareholders may accept the Offer by tendering their Ordinary Shares, not respond to the Offer, or object to the Offer being completed by submitting Notices of Objection) and (b) a number of Ordinary Shares tendered which represents no less than 5% of the voting power of the Company; and (ii) upon acceptance of the Offer, the requirement for Purchaser to provide a four calendar-day subsequent offering period without withdrawal rights for shares tendered during the Initial Offering Period to allow all other shareholders who have not tendered their Ordinary Shares an opportunity to tender in accordance with the Israeli Companies Law.

On June 15, 2008, the Company filed an initiating motion with the Tel-Aviv District Court seeking a declaratory ruling and permanent injunction against Sun, Purchaser and Aditya from taking actions to hinder the Company from selling its Irish facilities to a third party.

On June 17, 2008, the Company filed a motion with the Tel-Aviv District Court arguing that the August 30 Templeton Motion is moot in light of the Company’s purported termination of the Existing Merger Agreement and requested the court hearing scheduled for July 2, 2008 be dismissed. On June 19, 2008, Sun and Purchaser filed a response to the Company’s motion, rejecting the purported termination of the Existing Merger Agreement, and agreeing to leave the scheduling of the hearing to the Tel-Aviv District Court’s discretion. On June 24, 2008, Templeton filed a response to the Company’s motion, agreeing that the hearing be postponed as to one issue and requesting that the Tel-Aviv District Court impose various conditions to any postponement as to another issue. On June 26, 2008, the Tel-Aviv District Court ruled that the hearing would be held as scheduled, with the scope and nature of the hearing to be determined during the hearing.

On June 25, 2008, Purchaser, Sun and Aditya commenced the Fraud Litigation against the Company and its directors in the Supreme Court of the State of New York. In the Fraud Litigation, Purchaser, Sun and Aditya alleged, among other things, that the Company and its directors defrauded them by inducing them to invest nearly $100 million in the Company, including nearly $60 million provided to assist the Company during its worst financial difficulties, in the good faith belief that this expenditure would preserve their interests in the Company. After a year of procrastinating, and having had the benefit of Purchaser’s cash infusions, the Company purported to terminate the Existing Merger Agreement and then filed the STO Litigation in an attempt to block consummation of the Option Agreement. The Fraud Litigation is currently pending.

On June 26, 2008, Templeton filed an appeal with the Supreme Court of Israel against the Tel-Aviv District Court’s April 30, 2008 dismissal of Templeton’s June 12, 2007 motion with prejudice.

16.	Fees and Expenses.

Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Ordinary Shares pursuant to the Offer.

Greenhill & Co., LLC (“Greenhill”) is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Purchaser in connection with the acquisition of the Company. Purchaser has agreed to pay Greenhill reasonable and customary compensation for its services as financial advisor in connection with the Offer (including the services of Greenhill as Dealer Manager). Purchaser has also agreed to reimburse Greenhill for all reasonable out-of-pocket expenses incurred by Greenhill, including the reasonable fees and expenses of legal counsel, and to indemnify Greenhill against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

Purchaser and Sun have retained MacKenzie Partners, Inc., as the Information Agent, and Computershare, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Ordinary Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.	Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Ordinary Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Ordinary Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Ordinary Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Ordinary Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE DEALER MANAGER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser and Sun have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.

ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LTD.

By: /s/ Harin Mehta
   Name: Mr. Harin Mehta
   Title: Director

Dated: June 30, 2008

SCHEDULE I

INFORMATION CONCERNING PURCHASER, SUN AND SUN PHARMA GLOBAL INC.

1.	Directors and Executive Officers of Purchaser.

The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser.

Present Principal Occupation or Employment;
Name, Citizenship	Material Positions Held During the Past Five Years
and Current Business Address	and Business Addresses Thereof

Harin Mehta The Republic of India Alkaloida Chemical Company Exclusive Group Ltd. Kabay János u. 29, H-4440 Tiszavasari, The Republic of Hungary Sun Pharma Global Inc., P.O. Box 12850, Dubai, U.A.E.
Managing Director of Sun Pharma Global Inc. from October 24, 2007 to present and General Manager at Alkaloida Chemical Company Exclusive Group Ltd. from October 2005 to present.

Senior Vice President (Operations) of Sun Pharmaceutical Industries Ltd., Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India, from October 2005 to September 2007.

Vice President of Sun Pharmaceutical Industries Ltd., Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India, from April 1992 to September 2005.

Jayesh Shah

The Republic of India

Alkaloida Chemical Company Exclusive Group Ltd.
Kabay János u. 29, H-4440
Tiszavasari, The Republic of Hungary

Caraco Pharmaceutical Laboratories Ltd,
1150 Elijah McCoy Drive,
Detroit, MI 48202, USA.

Member of Board of Directors of Alkaloida Chemical Company Exclusive Group Ltd. from September 9, 2005 to present.

Director (Commercial) of Caraco Pharmaceutical Laboratories Ltd, from December 1, 2003 to present.

Katalin Szilagyi The Republic of Hungary Alkaloida Chemical Company Exclusive Group Ltd. Kabay János u. 29, H-4440 Tiszavasari, The Republic of Hungary	Director of Quality Assurances & Quality Control of Alkaloida Chemical Company Exclusive Group Ltd. from prior to June 2003 to present.

Sudhir V. Valia The Republic of India Sun Pharmaceutical Industries Ltd. Acme Plaza, Andheri Kurla Road, Andheri (East), Mumbai – 400-059, India
Member of Board of Directors of Alkaloida Chemical Company Exclusive Group Ltd. from July 15, 2007 to present.

Executive Director of Sun Pharmaceutical Industries Limited, from January 31, 1994 to present.

Gyula Sotkó The Republic of Hungary Alkaloida Chemical Company Exclusive Group Ltd. Kabay János u. 29, H-4440 Tiszavasari, The Republic of Hungary	Purchasing & Logistics Manager of Alkaloida Chemical Company Exclusive Group Ltd. from May 1, 2003 to present.

Present Principal Occupation or Employment;
Name, Citizenship	Material Positions Held During the Past Five Years
and Current Business Address	and Business Addresses Thereof

Dr. Jozsef Simon The Republic of Hungary Alkaloida Chemical Company Exclusive Group Ltd. Kabay János u. 29, H-4440 Tiszavasari, The Republic of Hungary	Chief Legal Advisor of Alkaloida Chemical Company Exclusive Group Limited from December 1, 2002 to present.

Zoltan Nagy The Republic of Hungary Alkaloida Chemical Company Exclusive Group Ltd. Kabay János u. 29, H-4440 Tiszavasari, The Republic of Hungary	Human Resources Manager of Alkaloida Chemical Company Exclusive Group Ltd. from May 1, 2003 to present.

Tibor Horvath The Republic of Hungary Alkaloida Chemical Company Exclusive Group Ltd. Kabay János u. 29, H-4440 Tiszavasari, The Republic of Hungary	Poppy System Manager of Alkaloida Chemical Company Exclusive Group Ltd. from January 1, 2005 to present.

Zoltan Laszlo The Republic of Hungary Alkaloida Chemical Company Exclusive Group Ltd. Kabay János u. 29, H-4440 Tiszavasari, The Republic of Hungary	Technical Supply Manager of Alkaloida Chemical Company Exclusive Group Ltd. from May 1, 2003 to present.

Ferenc Vicsai The Republic of Hungary Alkaloida Chemical Company Exclusive Group Ltd. Kabay János u. 29, H-4440 Tiszavasari, The Republic of Hungary	Controlling Manager of Alkaloida Chemical Company Exclusive Group Ltd. from March 16, 2002 to present.

Janos Weninger The Republic of Hungary Alkaloida Chemical Company Exclusive Group Ltd. Kabay János u. 29, H-4440 Tiszavasari, The Republic of Hungary	Export Manager of Alkaloida Chemical Company Exclusive Group Ltd. from May 1, 2003 to present.

Tamas Udvari The Republic of Hungary Alkaloida Chemical Company Exclusive Group Ltd. 1092 Budapest, Raday u. 16. I/22, The Republic of Hungary
Finance Manager of Alkaloida Chemical Company Exclusive Group Ltd. from December 2005 to present.

Treasury Manager at Budapest Electric Works, 1132 Budapest, Vaci ut 72-74 from October 2004 to April 2005.

Treasury Sales Manager at Hungarian Volksbank, 1088 Budapest, Rakoczi ut 7 from August 2001 to October 2004.

2.	Directors and Executive Officers of Sun.

The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Sun.

Present Principal Occupation or Employment;
Name, Citizenship	Material Positions Held During the Past Five Years
and Current Business Address	and Business Addresses Thereof

Dilip S. Shanghvi The Republic of India Sun Pharmaceutical Industries Ltd. 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400-093, India
Chairman of the Board and Managing Director of Sun Pharmaceutical Industries Limited, from March 1, 1993 to present.

Chairman & Managing Director of Sun Pharma Advance Research Company Limited from March 1, 2007 to present.

Sudhir V. Valia The Republic of India Sun Pharmaceutical Industries Ltd. Acme Plaza, Andheri Kurla Road, Andheri (East), Mumbai – 400-059, India	Full Time Director of Sun Pharmaceutical Industries Limited, from January 31, 1994 to present.

Sailesh T. Desai The Republic of India Sun Pharmaceutical Industries Ltd. 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400-093, India	Full Time Director of Sun Pharmaceutical Industries Limited, from March 25, 1999 to present.

S. Mohanchand Dadha

The Republic of India

Sun Pharmaceutical Industries Ltd., Plot No. 3, Door No. 8, Old Tower Block Street, Nandanam Extension, Chennai – 600035, India

c/o Dadha Pharma Pvt. Ltd.
250 Lloyds Road
Royapetiah, Chennai 600014, India

Independent Director of Sun Pharmaceutical Industries Limited from May 29, 1997 to present.

Managing Director of Dadha Pharma Pvt. Ltd., from April 2, 2004 to February 24, 2006 and Full Time Director from February 25, 2006 to present.

Full Time Director of Dadha Pharma Marketing Pvt. Ltd. from May 10, 1996 to April 1, 2004.

Hasmukh S. Shah (Professional Consultant) The Republic of India c/o Hasmukh Shah & Associates 15 Dhanushya Society, Sama Rd Vadodara 390 008, India	Independent Director of Sun Pharmaceutical Industries Limited from March 22, 2001 to present; A partner in a consulting firm, Hasmukh Shah & Associates, from March 10, 1999 to present.

Keki Minu Mistry The Republic of India HDFC Limited Ramon House, 5th Floor H. Parekh Marg, 169, Backbay Reclamation, Churchgate, Mumbai – 400 020, India	Managing Director of HDFC Limited and Independent director of Sun Pharmaceutical Industries, Limited from prior to 2003 to present.

Present Principal Occupation or Employment;
Name, Citizenship	Material Positions Held During the Past Five Years
and Current Business Address	and Business Addresses Thereof

Ashwin S. Dani The Republic of India Asian Paints (India) Limited 6-A Shanti Nagar, Santacruz (East), Mumbai – 400055, India	Vice Chairman and Managing Director of Asian Paints (India) Ltd and Independent Director of Sun Pharmaceutical Industries, Limited since January 28, 2004 to present.

Vipul Doshi The Republic of India Sun Pharmaceutical Industries Ltd. SPARC, Tandalja Vadodara – 390 020, Gujarat, India
Senior Vice President of Quality at Sun Pharmaceutical Industries Limited from April 1, 2003 to present.

Vice President of Quality at Sun Pharmaceutical Industries Limited prior to from January 1, 2002 to March 31, 2003.

Rakesh Mehta The Republic of India Sun Pharmaceutical Industries Ltd. Acme Plaza, Andheri Kurla Road Andheri (East), Mumbai – 400-059, India
Senior Vice President of International Marketing at Sun Pharmaceutical Industries Limited from April 1, 2003 to present.

Vice President of International Marketing at Sun Pharmaceutical Industries Limited from June 1, 1995 to March 31, 2003.

Abhay Gandhi The Republic of India Sun Pharmaceutical Industries Ltd. Acme Plaza, Andheri Kurla Road Andheri (East), Mumbai – 400-059, India
Executive Vice President of International Marketing at Sun Pharmaceutical Industries Limited from April 1, 2007 to present.

Senior Vice President of International Marketing at Sun Pharmaceutical Industries Limited from April 1, 2003 to March 31, 2007.

T.K. Roy The Republic of India Sun Pharmaceutical Industries Ltd. Acme Plaza, Andheri Kurla Road Andheri (East), Mumbai – 400-059, India
Senior Vice President of Marketing at Sun Pharmaceutical Industries Limited from April 1, 2003 to present.

Vice President of Marketing at Sun Pharmaceutical Industries Limited from January 1, 1999 to March 31, 2003.

Lokesh Sibal The Republic of India Sun Pharmaceutical Industries Ltd. Acme Plaza, Andheri Kurla Road Andheri (East), Mumbai – 400-059, India
Senior Vice President of Marketing at Sun Pharmaceutical Industries Limited from April 1, 2007 to present.

Vice President of Marketing and Sales at Sun Pharmaceutical Industries Limited from prior to April 1, 2001 to March 31, 2007.

Sharda Crishna The Republic of India Sun Pharmaceutical Industries Ltd. Acme Plaza, Andheri Kurla Road Andheri (East), Mumbai – 400-059, India
Senior Vice President of Marketing at Sun Pharmaceutical Industries Limited from April 1, 2007 to present.

Vice President of Marketing at Sun Pharmaceutical Industries Limited from prior to March 14, 2002 to March 31, 2007.

Present Principal Occupation or Employment;
Name, Citizenship	Material Positions Held During the Past Five Years
and Current Business Address	and Business Addresses Thereof

Kirti Ganorkar The Republic of India Sun Pharmaceutical Industries Ltd. 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400-093, India
Vice President of Business Development at Sun Pharmaceutical Industries Limited from April 1, 2005 to present.

Senior General Manager of Business Development at Sun Pharmaceutical Industries Limited and was associated with manufacturing and marketing of pharmaceutical products at Sun Pharmaceutical Industries Limited from April 1, 2003 to March 31, 2005.

Sampad Bhattacharya The Republic of India Sun Pharmaceutical Industries Ltd. Baroda-Halol Highway Halol – 389 350 Gujarat, India
Vice President of Operations at Sun Pharmaceutical Industries Limited from August 11, 2005 to present.

Vice President of Technical for Alembic Limited, Alembic Road, Varoda, Gujarat, India from February 19, 1996 to August 10, 2005.

A. H. Khan The Republic of India Sun Pharmaceutical Industries Ltd. Acme Plaza, Andheri Kurla Road Andheri (East), Mumbai – 400-059, India
Senior General Manager of Human Resources at Sun Pharmaceutical Industries Limited from April 1, 2005 to present.

General Manager of Human Resources at Sun Pharmaceutical Industries Limited from August 19, 2002 to March 31, 2005.

D. R. Desai The Republic of India Sun Pharmaceutical Industries Ltd. Acme Plaza, Andheri Kurla Road Andheri (East), Mumbai – 400-059, India
Senior General Manager of Accounts at Sun Pharmaceutical Industries Limited from April 1, 2005 to present.

General Manager of Accounts at Sun Pharmaceutical Industries Limited from January 1, 1997 to March 31, 2005.

Kamlesh H. Shah The Republic of India Sun Pharmaceutical Industries Ltd. 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400-093, India
Deputy General Manager of Accounts & Company Secretary of Sun Pharmaceutical Industries Limited from April 1, 2004 to present.

Senior Manager of Accounts at Sun Pharmaceutical Industries Limited at Acme Plaza, Andheri Kurla Road, Andheri (East) Mumbai, Maharashtra, India, from January 1, 1999 to March 31, 2004.

Ashok I. Bhuta The Republic of India Sun Pharmaceutical Industries Ltd. 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400-093, India
Deputy General Manager of Legal & Secretarial & Compliance Officer of Sun Pharmaceutical Industries Limited from April 1, 2004 to present.

Senior Manager of Accounts at Sun Pharmaceutical Industries Limited from January 1, 1998 to March 31, 2004.

Present Principal Occupation or Employment;
Name, Citizenship	Material Positions Held During the Past Five Years
and Current Business Address	and Business Addresses Thereof

Dr. Ratnesh Shrivastava The Republic of India Sun Pharmaceutical Industries Ltd. 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400-093, India
Vice President of Intellectual Property Cell (Department) at Sun Pharmaceutical Industries Limited from October 1, 2006 to present.

Senior General Manager of Intellectual Property Cell (Department) at Sun Pharmaceutical Industries Limited from prior to April 1, 2004 to September 30, 2006.

General Manager of Intellectual Property Cell (Department) at Sun Pharmaceutical Industries Limited from October 1, 2001 to March 31, 2004.

Uday V. Baldota The Republic of India Sun Pharmaceutical Industries Ltd. 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai – 400-093, India
Vice President of Investor Relations at Sun Pharmaceutical Industries Limited from June 20, 2005 to present.

Vice President of Purchasing at Lafarge India Pvt. Limited, Bakhtawar, Nariman Point, Mumbai — 400 021, India from November 11, 1999 to June 19, 2005.

Sunil P. Mehta The Republic of India Sun Pharmaceutical Industries Ltd. 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai — 400-093, India
Vice President of Sun Pharmaceutical Industries Limited from January 1, 2008 to present.

Vice President of Distribution & Director at Aditya Medisales Limited, F.P. 145, Ram Mandir Road, Vile Parle (East), Mumbai — 400 057, India from April 1, 2007 to December 31, 2007.

Senior General Manager (Distribution) at Aditya from April 1, 2003 to March, 31, 2007, and Director at Aditya Medisales Ltd. from February 1, 2000 to March 31, 2007.

K. Nandakumar The Republic of India Sun Pharmaceutical Industries Ltd. Acme Plaza, Andheri Kurla Road Andheri (East), Mumbai — 400-059, India
Vice President of Marketing at Sun Pharmaceutical Industries Limited from prior April 1, 2007 to present.

Senior General Manager of Marketing at Sun Pharmaceutical Industries Limited from April 1, 2003 to March 31, 2007.

3.	Sun Pharma Global Inc.

The following table sets forth the name, current business address, telephone number, principal business and place of organization of Sun Pharma Global Inc.

Name, Current Business Address, Telephone
Number and Place of Organization	Principal Business

Sun Pharma Global Inc.

Registered Office:
International Trust Building
P.O. Box 659
Road Town, Tortola, British Virgin Islands

Office at Woodstock Asia Pascific DMCC,
Office No. 406
The Business Centre, Opp. Burjuman Centre,
Mashreq Bank Bldg.
Bank Street, P.O. Box 12850, Dubai, UAE

+ 971 43597678

British Virgin Islands
Sun Pharma Global Inc. is engaged in the sale and distribution of pharmaceutical products and investment activities.

ANNEX A

GROSS SALES OF THE COMPANY FOR UNITED STATES
(AS PROVIDED BY THE COMPANY)

		2007		2008

Quarter 1
Week 1	Cumulative Invoiced Sales	N/A	(1)	$2,843
	Weekly Invoiced Sales	N/A		$2,843
Week 2	Cumulative Invoiced Sales	N/A		$9,931
	Weekly Invoiced Sales	N/A		$7,088
Week 3	Cumulative Invoiced Sales	N/A		$19,688
	Weekly Invoiced Sales	N/A		$9,757
Week 4	Cumulative Invoiced Sales	N/A		$28,839
	Weekly Invoiced Sales	N/A		$9,151
Week 5	Cumulative Invoiced Sales	N/A		$39,023
	Weekly Invoiced Sales	N/A		$10,184
Week 6	Cumulative Invoiced Sales	N/A		$47,341
	Weekly Invoiced Sales	N/A		$8,318
Week 7	Cumulative Invoiced Sales	N/A		$56,533
	Weekly Invoiced Sales	N/A		$9,912
Week 8	Cumulative Invoiced Sales	N/A		$63,572
	Weekly Invoiced Sales	N/A		$7,039
Week 9	Cumulative Invoiced Sales	N/A		$73,577
	Weekly Invoiced Sales	N/A		$10,005
Week 10	Cumulative Invoiced Sales	N/A		$83,538
	Weekly Invoiced Sales	N/A		$9,961
Week 11	Cumulative Invoiced Sales	N/A		$93,548
	Weekly Invoiced Sales	N/A		$10,010
Week 12	Cumulative Invoiced Sales	N/A		$103,068
	Weekly Invoiced Sales	N/A		$9,520
Week 13	Cumulative Invoiced Sales	N/A		$112,465
	Weekly Invoiced Sales	N/A		$9,397
Quarter 2
Week 1	Cumulative Invoiced Sales	$0		$6,198
	Weekly Invoiced Sales	$0		$6,198
Week 2	Cumulative Invoiced Sales	$8,790		$15,057
	Weekly Invoiced Sales	$8,790		$8,877
Week 3	Cumulative Invoiced Sales	$17,904		$23,829
	Weekly Invoiced Sales	$9,114		$8,754
Week 4	Cumulative Invoiced Sales	$27,789		$32,137
	Weekly Invoiced Sales	$9,855		$8,308
Week 5	Cumulative Invoiced Sales	$36,684		$41,610
	Weekly Invoiced Sales	$8,895		$9,473
Week 6	Cumulative Invoiced Sales	$47,784		$51,987
	Weekly Invoiced Sales	$11,100		$10,377
Week 7	Cumulative Invoiced Sales	$58,988		$61,299
	Weekly Invoiced Sales	$11,204		$9,312

(1)	Not provided by the Company.

A-1

ANNEX A

GROSS SALES OF THE COMPANY FOR CANADA
(AS PROVIDED BY THE COMPANY)

		2007		2008

Quarter 2
Week 1	Cumulative Invoiced Sales	N/A	(2)	$13,738
	Weekly Invoiced Sales	N/A		$1,214
Week 2	Cumulative Invoiced Sales	N/A		$14,842
	Weekly Invoiced Sales	N/A		$1,104
Week 3	Cumulative Invoiced Sales	N/A		$15,915
	Weekly Invoiced Sales	N/A		$1,073
Week 4	Cumulative Invoiced Sales	N/A		$16,862
	Weekly Invoiced Sales	N/A		$947
Week 5	Cumulative Invoiced Sales	N/A		$18,250
	Weekly Invoiced Sales	N/A		$1,388
Week 6	Cumulative Invoiced Sales	N/A		$19,151
	Weekly Invoiced Sales	N/A		$901
Week 7	Cumulative Invoiced Sales	N/A		$20,011
	Weekly Invoiced Sales	N/A		$860
Week 8	Cumulative Invoiced Sales	N/A		$20,156
	Weekly Invoiced Sales	N/A		$145

(2)	Not provided by Taro.

A-2

ANNEX B

DEFINITION OF ISRAELI RESIDENT FOR ISRAELI TAX PURPOSES
(Unofficial Translation from Hebrew)

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” as follows:

(A)	with respect to an individual — a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1)	in order to determine the center of vital interests of an individual, there shall be taken into account the whole of the individual’s family, economic and social connections, including, among others:

(a) place of domicile;

(b) place of residence of the individual and the individual’s immediate family;

(c)	place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d) place of the individual’s active and material economic interests;

(e) place of the individual’s activities in organizations, associations and other institutions;

(2) the center of vital interests of an individual will be presumed to be in Israel:

(a) if the individual was present in Israel for 183 days or more in the tax year;

(b)	if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel during the tax year and the two previous tax years is 425 days or more.

For the purposes of this paragraph, “day” includes a portion of a day;

(3)	the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer.

(B) with respect to an entity — an entity that satisfies one of the following conditions:

(1) it was incorporated in Israel;

(2) the “control and management” of its business is exercised in Israel.

B-1

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Ordinary Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

COMPUTERSHARE

By Mail:	By Facsimile Transmission:	By Overnight Courier:

Computershare	For Eligible Institutions Only:	Computershare
c/o Voluntary Corporate Actions	(617) 360-6810	c/o Voluntary Corporate Actions
P.O. Box 43011		250 Royall Street
Providence, RI 02940-3011	For Confirmation Only Telephone:	Canton, MA 02021
(781) 575-2332

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

300 Park Avenue
New York, NY 10022
(888) 504-7336